As filed with the Securities and Exchange Commission on January 31, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SKEENA RESOURCES LIMITED
(Exact name of Registrant as specified in its charter)
British Columbia (Province or other Jurisdiction of Incorporation or Organization)	1040 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)
1021 West Hastings Street, Suite 650
Vancouver, British Columbia,
Canada V6E 0C3
(604) 684-8725
(Address and telephone number of Registrant’s principal executive offices)
CT Corporation System
28 Liberty Street
New York, New York 10005
(212) 894-8940
(Name, address and telephone number of agent for service in the United States)

Copies to:
Ryan J. Dzierniejko Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Suite 1750, P.O. Box 258 Toronto, Ontario, Canada M5K 1J5 (416) 777-4700	Andrew MacRitchie Skeena Resources Limited 1021 West Hastings Street, Suite 650 Vancouver, British Columbia, Canada V6E 0C3 (604) 684-8725	Bob J. Wooder Kathleen Keilty Blake, Cassels & Graydon LLP 595 Burrard Street, P.O Box 49314 Vancouver, British Columbia, Canada V7X 1L3 (604) 631-3300

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement becomes effective.
Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)
It is proposed that this filing shall become effective (check appropriate box):
A.	☒	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	At some future date (check the appropriate box below):
1.	☐	pursuant to Rule 467(b) on (date) at (time).
2.	☐	pursuant to Rule 467(b) on (date) at (time) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

SHORT FORM BASE SHELF PROSPECTUS
New IssueJanuary 31, 2023
SKEENA RESOURCES LIMITED
$200,000,000
Common Shares
Debt Securities
Warrants
Subscription Receipts
Units
Skeena Resources Limited (“Skeena” or the “Corporation”) may from time to time offer and issue (i) common shares (“Common Shares”), (ii) debt securities (“Debt Securities”), (iii) warrants to purchase Common Shares or Debt Securities (“Warrants”), (iv) subscription receipts (“Subscription Receipts”) or (v) any combination of such securities or units (“Units”) comprised of one or more of such securities (the Common Shares, Debt Securities, Warrants, Subscription Receipts and Units are collectively referred to as the “Securities”) with an aggregate offering price not to exceed $200,000,000 (or its equivalent in U.S. dollars or any other currency or currency unit used to denominate the Securities at the time of offering) during the 25 month period that this short form base shelf prospectus (this “Prospectus”), including any amendments hereto, remains valid.
The outstanding Common Shares are listed on the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (“NYSE”) under the symbol “SKE”. The closing price of the Common Shares on the TSX and the NYSE on January 30, 2023, the last trading day prior to the date of this Prospectus, was $8.24 and US$6.18, respectively. There is currently no market through which Securities, other than the Common Shares, may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation. See “Risk Factors”.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION OR REGULATOR NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION OR REGULATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The Corporation is permitted, under the multi-jurisdictional disclosure system adopted by the securities regulatory authorities in the United States and Canada (the “MJDS”), to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from United States disclosure requirements.
The Corporation prepares its annual financial statements, certain of which are incorporated by reference herein, in Canadian dollars and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and may be subject to foreign auditing and auditor independence standards, and they therefore may not be comparable to financial statements of United States companies.
Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.
The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the laws of British Columbia, that some of its officers and directors may be residents of Canada,
(continued on next page)

(continued from cover)
that some or all of the underwriters or experts named in this Prospectus may be residents of Canada and that all or a substantial portion of the assets of the Corporation and said persons may be located outside the United States.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY, PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR DETERMINED IF THIS PROSPECUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
All applicable information permitted under securities legislation to be omitted from this Prospectus that has been so omitted will be contained in one or more accompanying Prospectus Supplement that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. You should read this Prospectus and any applicable Prospectus Supplement carefully before you invest in any Securities issued pursuant to this Prospectus.
Securities may be sold pursuant to this Prospectus through underwriters or dealers or directly or through agents designated from time to time at amounts and prices and other terms determined by the Corporation. In connection with any underwritten offering of Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered. Such transactions, if commenced, may discontinue at any time. A purchaser who acquires Securities forming part of the underwriters’ over-allocation position acquires those Securities under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. See “Plan of Distribution”.
A Prospectus Supplement will set out the names of any underwriters, dealers or agents involved in the sale of our Securities, the amounts, if any, to be purchased by underwriters, the plan of distribution for such Securities, including the anticipated net proceeds to the Corporation from the sale of such Securities, the amounts and prices at which such Securities are sold and, if applicable, the compensation of such underwriters, dealers or agents.
Certain of the Corporation’s directors, namely Walter Coles Jr., Executive Chairman, and Greg Beard, Director, reside outside of Canada and have each appointed Blakes Vancouver Services Inc., c/o Blake, Cassels & Graydon LLP, located at Suite 2600, 595 Burrard Street, Vancouver, British Columbia, V7X 1L3, Canada as agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if such person or company has appointed an agent for service of process in Canada. See “Agent for Service of Process”.
The Corporation’s head and registered office is located at Suite 650, 1021 West Hastings Street, Vancouver, British Columbia, V6E 0C3.
No underwriter has been involved in the preparation of this Prospectus nor has any underwriter performed any review of the contents of this Prospectus.
An investment in the Securities being offered is highly speculative and involves significant risks that you should consider before purchasing such Securities. You should carefully review the “Risk Factors” section of this Prospectus (and in any Prospectus Supplement) and in the documents incorporated by reference as well as the information under the heading “Caution Regarding Forward-Looking Information” and consider such risks and information in connection with an investment in the Securities.
Investors should rely only on the information contained in or incorporated by reference into this Prospectus and any applicable Prospectus Supplement. We have not authorized anyone to provide investors with different information. Information contained on our website shall not be deemed to be a part of this Prospectus (including any applicable Prospectus Supplement) or incorporated by reference and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Securities. We will not make an offer of these Securities in any jurisdiction where the offer or sale is not permitted. Investors should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the face page of this Prospectus, the date of any applicable Prospectus Supplement, or the date of any documents incorporated by reference herein.

ABOUT THIS PROSPECTUS
Investors should rely only on the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement and on the other information included in the registration statement of which this Prospectus forms a part. The Corporation has not authorized anyone to provide investors with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The Corporation is not making an offer to sell or seeking an offer to buy the Securities offered pursuant to this Prospectus in any jurisdiction where the offer or sale is not permitted. An investor should assume that the information contained in this Prospectus or any applicable Prospectus Supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference is accurate only as of the date of that document, regardless of the time of delivery of this Prospectus or any applicable Prospectus Supplement or of any sale of our Securities pursuant thereto, unless specified otherwise. The Corporation’s business, financial condition, results of operations and prospects may have changed since those dates.
Market data and certain industry forecasts used in this Prospectus or any applicable Prospectus Supplement and the documents incorporated by reference in this Prospectus or any applicable Prospectus Supplement were obtained from market research, publicly available information and industry publications. The Corporation believes that these sources are generally reliable, but the accuracy and completeness of this information is not guaranteed. The Corporation has not independently verified such information, and the Corporation does not make any representation as to the accuracy of such information.
On June 7, 2021, the Corporation effected a share consolidation (reverse stock split) of its issued and outstanding Common Shares on the basis of one post-consolidation Common Share for every four pre-consolidation Common Shares. All references in this Prospectus to Common Shares, options and exercise or purchase prices have been retroactively adjusted to reflect the share consolidations.
In this Prospectus and any Prospectus Supplement, unless otherwise indicated, all dollar amounts and references to “US$” are to U.S. dollars and references to “$” and “C$” are to Canadian dollars. See “Exchange Rate Information”.
In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “we”, “us”, “our” or similar terms, as well as references to “Skeena” or the “Corporation”, refer to Skeena Resources Limited together with our subsidiaries.

CAUTIONARY NOTE TO UNITED STATES INVESTORS
We are permitted under the MJDS to prepare this Prospectus, any Prospectus Supplement, and the documents incorporated by reference herein or therein, in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. As a result, the Corporation reports the mineral reserves and mineral resources of the projects it has an interest in according to Canadian standards. Technical disclosure regarding our properties included herein and in the documents incorporated herein by reference has not been prepared in accordance with the requirements of U.S. securities laws.
Unless otherwise indicated, all mineral reserve and mineral resource estimates included in this Prospectus and the documents incorporated by reference herein have been prepared in accordance with National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) — CIM Definition Standards on mineral S-2 51338566.8 resources and mineral reserves, adopted by the CIM Council, as amended (the “CIM Standards”). These standards differ significantly from the mineral property disclosure requirements of the SEC in Regulation S-K Subpart 1300 (the “SEC Modernization Rules”) under the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, the Corporation’s disclosure of mineralization and other technical information this Prospectus and the documents incorporated herein by reference may differ significantly from the information that would be disclosed had the Corporation prepared the information under the standards adopted under the SEC Modernization Rules. The mineral resource and mineral reserve figures referred to in this Prospectus and the documents incorporated herein by reference are estimates and no assurances can be given that the indicated levels of mineral will be produced. Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. By their nature, mineral resource and mineral reserve estimates are imprecise and depend, to a certain extent, upon statistical inferences which may ultimately prove unreliable. Any inaccuracy or future reduction in such estimates could have a material adverse impact on the Corporation.
CAUTION REGARDING FORWARD-LOOKING INFORMATION
This Prospectus and the documents incorporated by reference herein contain “forward-looking information” or “forward-looking statements” within the meaning of applicable Canadian and United States securities legislation (collectively herein referred to as “forward-looking information”). Generally, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget” or “budgeted”, “scheduled”, “estimates”, “projects”, “forecasts”, “intends”, “proposes”, “completes”, “anticipates” or “does not anticipate”, “believes”, “likely”, “may”, “will” or “will continue”, “should”, “intend”, “anticipate”, “proposed”, “potential”, or variations of such words and phrases or statements that certain actions, events or results “may”, “can”, “could”, “would”, “might”, “will be taken”, “until such time”, “occur”, “continue”, or “be achieved”, and other similar words and expressions, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussions of strategy. Forward-looking information includes, but is not limited to, estimates, plans, expectations, opinions, forecasts, projections, priorities, strategies, targets, guidance, or other statements that are not statements of fact. Forward-looking information includes, but is not limited to, statements with respect to:
•
the offering and sale of the Securities;

•
the use of proceeds from the sale of the Securities;

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the performance of the Corporation’s business and operations;

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the development, expansion, and assumed future results of operations of the Corporation’s projects;

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the intention to grow the business and operations of the Corporation;

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the applicability of certain laws, regulations, and any amendments thereof;

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the ability to access sufficient capital from internal and external sources and the ability to access sufficient capital on favourable terms;

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anticipated outcomes of lawsuits and other legal issues, and their direct and indirect impacts on other activities of the Corporation, particularly in relation to potential receipt or retention of regulatory approvals, and ongoing civil claims;

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anticipated actions of governmental and regulatory authorities and Indigenous groups;

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collection of receivables;

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the estimation of mineral resources;

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anticipated conclusions of project studies, including preliminary economic assessments, prefeasibility studies and feasibility studies;

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anticipated milestones for the Eskay Creek Project (as defined below) and timing for completion;

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the results of the feasibility study for the Eskay Creek Project (the “Feasibility Study”), including processing capacity of the mine and anticipated mine life;

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the accuracy of capital and operating cost estimates for projects;

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the ability to attract and retain skilled staff;

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requirements for additional capital;

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the ability of the Corporation to generate cash flow from operations;

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expectations of market prices and costs, including the impact of foreign exchange rates;

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income and sales tax regulatory matters, competition, sales projections, currency, and interest rate fluctuations;

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the competitive and business strategies of the Corporation;

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the success of exploration programs;

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the realization of mineral reserve estimates;

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continuation of rights to explore and mine;

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exploration, development and expansion plans and objectives;

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the ability to expand existing mineral reserves and mineral resources, generally;

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environmental risks;

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the future development, costs and outcomes of the Corporation’s exploration projects;

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the success of undeveloped mining activities;

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permits, licenses and treatment under governmental regulatory regimes;

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anticipated future timelines, especially involving third parties and / or activities requiring permits; and

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effects of the COVID-19 outbreak as a global pandemic.

With respect to the forward-looking information contained in this Prospectus or documents incorporated by reference herein, we have made assumptions regarding, among other things: (i) our ability to generate cash flow from operations and obtain necessary financing on acceptable terms; (ii) general economic, financial market, regulatory, and political conditions in which we operate; (iii) existence of a basic level of public support for mine development from the local community; (iv) competition; (v) anticipated and unanticipated costs; (vi) government and Tahltan Nation regulation of our activities and production and in the areas of taxation and environmental protection; (vii) the timely receipt of any required regulatory approvals; (viii) our ability to obtain qualified staff, equipment, and services in a timely and cost efficient manner; (ix) our ability to conduct operations in a safe, efficient, and effective manner; (x) the ability to obtain permits or approvals required to conduct planned exploration programs; (xi) the results of exploration; (xii) the accuracy of geological and engineering assumptions; (xiii) the likelihood of future operational difficulties (including cost escalation, unavailability of materials and equipment, industrial disturbances or other job action and possible events related to health, safety and environmental matters); (xiv) the likelihood of social unrest; (xv) the likelihood of the failure of counterparties to perform their contractual obligations; (xvi) changes in priorities, plans, strategies and prospects; (xvii) general economic, industry, business and market conditions; (xviii) disruptions or changes in the credit or securities markets; (xix) changes in law, regulation, or application and interpretation of the same; (xx) the ability to implement business plans and strategies, and to pursue business opportunities; (xxi) rulings by courts or arbitrators, proceedings and investigations; (xxii) inflationary pressures; (xxiii) future impacts of the COVID-19 pandemic and other future new significant diseases; and (xxiv) various other events, conditions or circumstances that could disrupt Skeena’s priorities, plans, strategies and prospects.
Forward-looking information, while based on management’s best estimates and assumptions, is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Skeena to be materially different from those expressed or implied by such forward-looking information, including but not limited to: risks related to general economic conditions and credit availability; actual results of current exploration activities; unanticipated reclamation expenses; changes in project parameters as plans continue to be refined; fluctuations in prices of metals; fluctuations in foreign currency exchange rates; increases in market prices of mining consumables; possible variations in mineral reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes, title disputes, claims and limitations on insurance coverage and other risks of the mining industry; negotiation of agreements necessary to interconnect infrastructure for mining operations, including delays in reaching an agreement or costs associated with alternatives; delays in obtaining governmental approvals or financing or in the completion of development or construction activities; changes in national and local government regulation of mining operations, tax rules and regulations, and political and economic developments in countries in which Skeena operates; actual resolutions of legal and tax matters; no existing trading market for Securities other than for Common Shares; new diseases and epidemics; the current conflict between Russia and Ukraine; the geopolitical risks associated with contracting into regions or countries that are potential concentrate customers, including China; negative operating cash flow; our broad discretion in the use of net proceeds; investors may lose their entire investment; smelter terms are market dependent and may be less favorable in the future, negatively affecting project economics; dilution from equity financing could negatively impact holders of the Common Shares; equity securities are subject to trading and volatility risks; sales by existing shareholders can reduce share prices; the Corporation does not intend to pay dividends; public companies are subject to securities class action litigation risk; publication of inaccurate or unfavourable research about the Corporation’s business; the uncertainty of maintaining a liquid trading market for the Common Shares; U.S. investors may find it difficult to enforce U.S. judgments against the Corporation; risks related to the Debt Securities being unsecured; risks related to the Corporation being characterized as a passive foreign investment company, as well as those factors discussed in the section titled “Risk Factors” in this Prospectus and the documents incorporated or deemed to be incorporated by reference herein, which readers are advised to carefully review and consider.
Certain of the forward-looking information and other information contained in this Prospectus or documents incorporated by reference herein concerning the mining industry and the general expectations of Skeena concerning the mining industry are based on estimates prepared by Skeena using data from publicly available governmental sources, market research, industry analysis, and on assumptions based on data and knowledge of the mining industry, which Skeena believes to be reasonable. However, such data is inherently imprecise. While Skeena is not aware of any misstatement regarding any industry or government data presented in this Prospectus or documents incorporated by reference herein, the mining industry involves risks and uncertainties that are subject to change based on various factors.
Although Skeena has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking information. Accordingly, readers are cautioned not to place undue reliance on forward-looking information. The forward-looking information contained in each of the documents incorporated by reference herein is made as of the date of such document and, accordingly, is subject to change after such date. The Corporation does not undertake to update any forward-looking information, whether as a result of new information, future events or otherwise except as, and to the extent, required by applicable securities laws.

All of the forward-looking information made in this Prospectus or documents incorporated by reference herein is qualified by these cautionary statements and other cautionary statements or factors contained herein, and there can be no assurance that the actual results or developments will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Skeena.
DOCUMENTS INCORPORATED BY REFERENCE
Information has been incorporated by reference in this Prospectus from documents filed with, or furnished to, the securities commissions or similar authorities in Canada and with the SEC in the United States. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Corporation at the address set forth on the cover page of this Prospectus and are also available electronically at www.sedar.com (“SEDAR”). Documents filed with, or furnished to, the SEC are available through the SEC’s Electronic Data Gathering and Retrieval System (“EDGAR”) at www.sec.gov.
The following documents of the Corporation filed with the securities commissions or similar authorities in each of the provinces of Canada, except the province of Québec, and filed with, or furnished to, the SEC are specifically incorporated by reference into, and form an integral part of, this Prospectus:
(a)
the annual information form of Skeena dated March 31, 2022 for the fiscal year ended December 31, 2021 (the “AIF”);

(b)
the audited consolidated financial statements of Skeena as at and for the years ended December 31, 2021 and 2020, together with the notes thereto and the auditors’ reports thereon;

(c)
the management’s discussion and analysis of the financial condition and results of operations of Skeena as at and for the year ended December 31, 2021 (the “Annual MD&A”);

(d)
the unaudited condensed interim consolidated financial statements of Skeena as at and for the three and nine months ended September 30, 2022 and 2021, together with the notes thereto;

(e)
the management’s discussion and analysis of the financial condition and results of operations of Skeena as at and for the three and nine months ended September 30, 2022;

(f)
the management information circular dated May 19, 2022 in respect of the annual general and special meeting of shareholders held on June 22, 2022;

(g)
the technical report titled “Eskay Creek Project NI 43-101 Technical Report and Feasibility Study — British Columbia, Canada” with an effective date of September 6, 2022 and an amended and restated report date of September 19, 2022, which was prepared by Ausenco Engineering Canada Inc., (“Ausenco Engineering”), Ausenco Sustainability Inc. (“Ausenco Sustainability”), SRK Consulting (Canada) Inc. (“SRK”), AGP Mining Consultants Inc. (“AGP”), BGC Engineering Inc. (“BGC”) and Environmental Resource Management (“ERM”) (the “Eskay Creek Technical Report”);

(h)
the material change report dated September 9, 2022 in respect of the results of the Feasibility Study for the Eskay Creek Project;

(i)
the material change report dated September 26, 2022 in respect of the closing of a bought deal public offering whereby the Corporation issued 5,702,479 Common Shares at a price of C$6.05 per Common Share for gross proceeds of approximately C$34.5 million (the “Bought Deal Financing”);

(j)
the material change report dated September 29, 2022 in respect of the Corporation’s repurchase of a 0.5% net smelter return royalty held by Barrick Gold Inc, a subsidiary of Barrick Gold Corporation (“Barrick”), on the Eskay Creek Project;

(k)
the material change report dated January 6, 2023 in respect of the Corporation’s royalty sale with Franco-Nevada Corp. pursuant to which the Company granted a 0.5% net smelter return royalty on Eskay Creek in exchange for a closing cash payment of C$27 million and the possible future payment of contingent cash consideration of C$1.5 million; and

(l)
the material change report dated January 11, 2023 in respect of the departure of the Chief Operating Officer of the Corporation to pursue other endeavours.

Any document of the type required by National Instrument 44-101 — Short Form Prospectus Distributions to be incorporated by reference into a short form prospectus, including any annual information forms, material change reports (except confidential material change reports), business acquisition reports, interim financial statements, annual financial statements and the independent auditor’s report thereon, management’s discussion and analysis and information circulars of Skeena and any template version of “marketing materials” (as defined in National Instrument 41-101 — General Prospectus Requirements) filed with securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the completion or withdrawal of the distribution of Securities shall be deemed to be incorporated by reference into this Prospectus.
In addition, to the extent that any document or information incorporated by reference into this Prospectus is filed with, or furnished to, the SEC pursuant to the U.S. Exchange Act after the date of this Prospectus, such document or information will be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part (in the case of documents or information deemed to be furnished on Form 6-K, only to the extent specifically stated therein).
Any statement in this Prospectus or a document incorporated or deemed to be incorporated by reference herein is deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseded statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed in its unmodified or superseded form, to constitute a part of this Prospectus, except as so modified or superseded.
Upon the Corporation’s filing of a new annual information form and the related annual financial statements and management’s discussion and analysis with applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and management’s discussion and analysis and all interim financial statements, supplemental information, material change reports and information circulars filed prior to the commencement of our financial year in which the new annual information form is filed will be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis and material change report being filed by the Corporation with the applicable securities regulatory authorities during the duration of this Prospectus, all interim consolidated financial statements and the accompanying management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon the Corporation’s filing of an information circular in connection with an annual general meeting, the information circular filed in connection with the previous annual general meeting (unless such information circular also related to a special meeting) will be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.
References to the Corporation’s website or any other website in this Prospectus or any documents that are incorporated by reference herein do not incorporate by reference the information on such website into the Prospectus, and we disclaim any such incorporation by reference.
ADDITIONAL INFORMATION
A registration statement on Form F-10 will be filed by the Corporation with the SEC in respect of the offering of Securities. The registration statement, of which this Prospectus constitutes a part, contains additional information not included in this Prospectus, certain items of which are contained in the exhibits to such registration statement, pursuant to the rules and regulations of the SEC.

In addition to the Corporation’s continuous disclosure obligations under the applicable securities laws of certain provinces of Canada, the Corporation is subject to the information requirements of the U.S. Exchange Act, and in accordance therewith the Corporation files with or furnishes to the SEC reports and other information. The reports and other information that the Corporation files with or furnishes to the SEC are prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Corporation’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Corporation may not be required to publish financial statements as promptly as U.S. companies. Copies of any documents that the Corporation has filed with the SEC may be read at the SEC’s EDGAR website, accessible at www.sec.gov.
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
The following documents have been or will be filed or furnished with the SEC as part of the registration statement on Form F-10 of which this Prospectus forms a part: (i) the documents listed under the heading “Documents Incorporated by Reference”; (ii) powers of attorney from our directors and officers, as applicable; (iii) the consent of Grant Thornton LLP; (iv) the consent of KPMG LLP; (v) the consent of each expert listed in the exhibit index of the registration statement; and (vi) the form of debt indenture. A copy of the form of warrant indenture, subscription receipt agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Exchange Act.
EXCHANGE RATE INFORMATION
The following table sets forth for each period indicated: (i) the exchange rates in effect at the end of the period; (ii) the high and low exchange rates during such period; and (iii) the average exchange rates for such period, for one Canadian dollar, expressed in U.S. dollars, as quoted by the Bank of Canada.
	Nine Months Ended September 30,
	2022	2021	2020
	US$	US$	US$
Closing	0.7296	0.7849	0.7497
High	0.8031	0.8306	0.7710
Low	0.7285	0.7778	0.6898
Average	0.7798	0.7994	0.7391
	Year Ended December 31,
	2021	2020	2019
	US$	US$	US$
Closing	0.7888	0.7854	0.7699
High	0.8306	0.7863	0.7699
Low	0.7727	0.6898	0.7353
Average	0.7980	0.7461	0.7537
On January 30, 2023, the daily average exchange rate as quoted by the Bank of Canada was C$1.00 = US$0.7487 (US$1.00 = C$1.3356).
THE CORPORATION
Overview
Skeena’s principal business activity is the exploration and development of mineral properties in the Golden Triangle of northwest British Columbia, Canada. The Corporation owns or controls several exploration-stage properties including the Eskay Creek Project (“Eskay Creek” or the “Eskay Creek Project”)

and the past-producing Snip gold project (the “Snip Project”). The Corporation is in the exploration and development stage with respect to its mineral property interests and has not, as yet, achieved commercial production. The Eskay Creek Project is the Corporation’s only material property.
Figure 1: Golden Triangle Infrastructure Map:
Corporate Structure
Skeena was incorporated as Progress Petroleum Ltd. on September 13, 1979 in accordance with the Company Act (British Columbia). The Corporation changed its name to Prolific Petroleum Ltd. on October 24, 1979, then to Prolific Resources Ltd. on June 8, 1987 and finally, to Skeena Resources Limited on June 4, 1990. In 2006, the Corporation transitioned from the Company Act (British Columbia) to the Business Corporation Act (British Columbia) (the “BCBCA”).
Recent Developments
On January 11, 2023, the Corporation announced that its Chief Operating Officer has left the Corporation to pursue other endeavours.
On January 3, 2023, the Corporation announced that it had sold the 0.5% net smelter return royalty that it had purchased on September 26, 2022. The sale generated cash proceeds for the Corporation of C$27 million and possible future additional contingent cash consideration of C$1.5 million.
On November 15, 2022, the Corporation entered into a sublease agreement for office space in Vancouver, BC, beginning on November 1, 2023 until July 31, 2038. Lease payments are expected to total approximately C$18.4 million over the lease term. The Corporation leased the office space to accommodate the return to in-person work following the growth in team size in recent years. It is anticipated that housing staff in one location will promote collaboration and synergies within and among its various departments.
On October 31, 2022, the Corporation announced that Randy Reichert had been appointed to the position of President and CEO, and Walter Coles had been appointed as Executive Chairman of the Corporation.

MINERAL PROPERTY — ESKAY CREEK PROJECT
Eskay Creek Project
The scientific and technical information in this section relating to the Eskay Creek Project is derived from, and in some instances is a direct extract from, and based on the assumptions qualifications and procedures set out in, the Eskay Creek Technical Report, which is incorporated by reference in this Prospectus. The authors of the Eskay Creek Technical Report are Ausenco Engineering, Ausenco Sustainability, SRK, AGP, BGC and ERM. Such assumptions, qualifications and procedures are not fully described in this Prospectus and the following summary does not purport to be a complete summary of the Eskay Creek Technical Report. Reference should be made to the full text of the Eskay Creek Technical Report, which is available for review under Skeena’s profile on SEDAR at www.sedar.com.
Eskay Creek Project Description, Location and Access
The Eskay Creek Project is located in the Golden Triangle region of British Columbia, Canada, 83 km northwest of Stewart. Support services for mining and other resource sector industries in the region are provided primarily by the communities of Smithers (pop. 5,400) and Terrace (pop. 11,500). Both communities are accessible by commercial airlines with daily flights to and from Vancouver.
On December 18, 2017, Skeena and Barrick entered into an option agreement on the Eskay Creek Project. This agreement affects all mineral claims and mineral leases that comprise the Eskay Creek Project, except for the single mineral claim registered to Skeena. On October 5, 2020, Skeena and Barrick agreed to amend the terms of the original option agreement on the Eskay Creek Project. Skeena acquired 100% ownership of Eskay Creek in October 2020 in consideration for:
•
The issuance to Barrick of 22.5 million units, consisting of one common share of Skeena and a non-transferable half warrant;

•
The grant of a 1% net smelter returns (“NSR”) royalty on the entire Eskay Creek land package (the “Barrick NSR Royalty”). Half of the Barrick NSR Royalty may be purchased from Barrick during the 24-month period after closing, at a cost of C$17.5 million1; and

•
A contingent payment, payable if Skeena sells more than a 50% interest in Eskay Creek during the 24-month period after closing, of C$15 million.

The Eskay Creek Project covers 5,798.86 ha, consisting of 49 mineral claims (3,968.58 ha), and eight mineral leases (1,830.26 ha). Where on-ground work commitments have not been met, Skeena has made cash-in-lieu payments as stipulated under BC regulations. All statutory annual reporting obligations have been met.
Royalties are payable on a number of the claims including a 1% NSR payable to Euro-Nevada Mining Corporation Limited (now Franco-Nevada Corp.); a 2% NSR payable to ARC Resource Group Ltd. (option agreement dated 4 November 1988 between ARC Resource Group Ltd. and Canarc Resources Corp.), a 2% NSR payable to ARC Resource Group Ltd. (royalty deed dated 1 August 1990 between Adrian Resources Ltd. and ARC Resource Group Ltd.), a 1% NSR payable to David A. Javorsky, a 2% NSR payable to Eagle Plains Resources and a 2% NSR payable to Joseph Vandervoort. There is also a 1% royalty payable to Barrick on all the claims, which is in addition to the existing royalties.2
Skeena holds an interest in two surface leases and the Eskay Creek road access. Skeena will need to acquire surface rights in support of any future mining operations. A permit amendment will be required for one of the surface licences to extend the boundary to include the surface area associated with the south end of Tom MacKay Storage Facility (“TMSF”). Two water rights are currently held. Skeena anticipates needing to apply for additional water licences under the British Columbia Water Sustainability Act for the proposed Eskay Creek Project.

1
Note that on September 23, 2022, Skeena purchased the Barrick NSR Royalty for cash consideration of C$17.5 million, then subsequently, on December 30, 2022, sold it to Franco-Nevada Corp. for cash consideration of C$27 million and contingent cash consideration of C$1.5 million

2
Note that as of the date of this Prospectus, Barrick’s additional 1% royalty on all the claims, through a series of transactions, has become a 0.5% royalty payable to Maverix Metals Inc. and a 0.5% royalty payable to Franco-Nevada Corp.

Skeena’s current environmental liabilities are related to activities undertaken by Skeena, and activities arising from permitting. The key liabilities would be remediation of drill pads and drill access roads. Skeena has posted an environmental bond with the relevant BC authorities in relation to the work programs that have been conducted.
Risks
The provincial and federal regulatory processes under recent legislative changes may influence overall timelines to amend the existing permits, address Indigenous consent and collaboration needs, and obtain new permits for the Eskay Creek Project, including the environmental assessment certificate as well as construction and operating permits. Additional work is underway to support permit amendments and new permit applications, including environmental baseline data collection, mine plan details, and environmental assessment and consultations.
The current permits for the Eskay Creek mine do not consider operations at the scale contemplated in the 2021 pre-feasibility study or for the feasibility study scale open pit project. Additional work will be required to support permit updates and amendment applications, which will include environmental baseline data collection, environmental assessment and proposed mine plan and reclamation and closure plan.
The Eskay Creek Project is within the territories of Indigenous groups and access routes pass through lands subject to the Nisga’a Final Agreement treaty. Agreements with such groups that may be affected by the envisaged project remain to be negotiated. If such agreements include royalty or similar payments, this could result in changes to the assumptions made in the economic analysis. Skeena actively engages with communities of interest and Indigenous peoples to understand potential Eskay Creek Project effects and plan mitigative approaches collaboratively.
History
The Eskay Creek Project area has a long exploration history, dating back to initial prospecting activities in 1932. Companies with Eskay Creek Project interests prior to Skeena’s involvement include Premier Gold Mining Co. Ltd., MacKay Gold Mines Ltd., Canadian Exploration Ltd., American Standard Mines Ltd., Pioneer Gold Mines of B.C. Ltd., New York-Alaska Gold Dredging Corp., Western Resources Ltd., Stikine Silver Ltd., Canex Aerial Exploration Ltd., Mount Washington Copper Co., Newmont Mining Corp., Kalco Valley Mines Ltd., Texas gulf Canada Ltd., May-Ralph Resources Ltd., Ryan Exploration Ltd. (U.S. Borax), Kerrisdale Resources Ltd., Consolidated Stikine Silver Ltd., International Corona Corp., Homestake Canada Inc., and Barrick. Work conducted during this period included prospecting, geological mapping and reconnaissance, rock, stream, sediment, and soil geochemical sampling, trenching, surface geophysical surveys (electromagnetic (“EM”), very low frequency (“VLF”), ground magnetic/VLF-EM, induced polarization, seismic refraction, University of Toronto electro-magnetic system), borehole geophysics (frequency domain EM) core drilling, exploration adit and underground development, petrography, and mining studies.
Underground mining operations were conducted from 1994 to 2008. From 1994 – 1997, ore was direct shipped after blending and primary crushing. From 1997 to closure in 2008, ore was milled on site to produce a shipping concentrate.
Skeena has completed core drilling, an airborne light detection and ranging (“LiDAR”) and photo acquisition survey, mineral resource estimation, metallurgical testwork, environmental testwork and supporting studies, and preliminary and prefeasibility technical studies
Geological Setting and Mineralization
The Eskay Creek deposit is generally classified as an example of a high-grade, precious metals-rich epithermal volcanogenic massive sulphide (“VMS”) deposit; however, it has also been suggested to be an example of a subaqueous hot spring gold-silver deposit.
The Eskay Creek Project is located along the western margin of the Stikine Terrane, within the Intermontane Tectonic Belt of the Northern Cordillera. It is hosted within the jurassic rocks of the Stikinia Assemblage at the stratigraphic transition from volcanic rocks of the uppermost Hazelton Group to the marine sediments of the Bowser Lake Group.

The Eskay Creek Project area is underlain by volcanic and sedimentary rocks of the regionally extensive Lower to Middle Jurassic Hazelton Group. The Hazelton Group can be further subdivided into the Jack, Betty Creek, Spatsizi, Iskut River, Mt. Dilworth and Quock Formations (arranged from oldest to youngest). The stratigraphy in the immediate area of the property consists of an upright succession of andesite, marine sediments, intermediate to felsic volcaniclastic rocks, rhyolite, contact mudstone (host to the main Eskay Creek deposits), and basaltic/andesitic sills and flows. This sequence is overlain by mudstones and conglomerates of the Bowser Lake Group. These rocks are folded into a gently, northeast-plunging fold, the Eskay anticline, and are cut by north-, northwest- and northeast-trending fault structures.
Regional metamorphic grade in the area is lower greenschist facies. Alteration in the footwall volcanic units is characterized by a combination of pervasive quartz-sericite-pyrite, potassium feldspar, chlorite and silica. Intense alteration zones are locally associated with sulphide veins that contain pyrite, sphalerite, galena, and chalcopyrite. An intense, tabular-shaped blanket of chlorite-sericite alteration, up to 20 m thick, occurs in the Eskay rhyolite member, immediately below the contact with the main stratiform sulphide mineralization.
Several styles of stratiform and discordant mineralization are present at the Eskay Creek Project, defined over an area approximately 1,400 m long and as much as 300 m wide. Distinct zones have been defined by variations in location, mineralogy, texture, and precious metal grades.
Stratiform-style mineralization is hosted in black carbonaceous mudstone and sericitic tuffaceous mudstone of the contact mudstone (Mount Madge Sedimentary unit), located between the footwall Eskay Rhyolite member and the hanging wall Willow Ridge mafic unit. The stratiform hosted zones include the 21A zone (characterized by arsenic-antimony-mercury sulphides), the 21C zone, 21B zone, the 21Be zone, the 21E zone and the north extension (“NEX”) zone. Stratigraphically above the contact mudstone, and usually above the first basaltic sill, the mudstones also host a localized body of base metal-rich, relatively precious metal-poor, massive sulphides referred to as the “Hanging Wall” or “HW zone”. The lower mudstone (datum mudstone) and even lower mudstone (spatsizi formation) are located stratigraphically below the footwall Eskay rhyolite member and dacite respectively. These mudstones are part of the lower package (“LP”) Zones.
Stockwork and discordant-style mineralization at Eskay Creek is hosted in the rhyolite footwall within the PMP zone, the 109 zone, the 21A zone, the 21B zone, the 21C zone, the 21Be zone, the 21E zone, the NEX zone, the water tower (“WT”) zone and 22 zone. The PMP zone is characterized by pyrite, sphalerite, galena, and chalcopyrite-rich veins and veinlets hosted in strongly sericitized and chloritized rhyolite. The 109 zone consists of gold-rich quartz veins with sphalerite, galena, pyrite, and chalcopyrite associated with abundant carbonaceous material hosted predominantly in siliceous rhyolite. The 21A, 21B, 21Be, 21C, NEX, WT and 21E Zones consist of very fine-grained cryptic pyrite with rare sphalerite and galena in sericitized rhyolite. The 22 zone consists of cross-cutting arsenopyrite, stibnite and tetrahedrite veins hosted in massive to pyroclastic facies rhyolite.
There is significant remaining exploration potential in the Eskay Creek deposit and environs. Exploration targets include syn-volcanic feeder structures at depth and along strike; mineralization hosted within the largely unexplored lower mudstone horizon; and the in the vicinity of the 23 zone, which remains open along strike and at depth. Due to limited legacy exploratory drilling in the area between the 21A and 22 Zones, additional opportunities exist to discover and delineate near surface, rhyolite-hosted feeder mineralization.
Deposit Types
The Eskay Creek deposit is generally classified as an example of a high-grade, precious metals-rich epithermal VMS deposit; however, it has also been suggested to be an example of a subaqueous hot spring gold-silver deposit.
Features that would classify the Eskay Creek deposit as a VMS deposit include:
•
It formed on the seafloor in an active volcanic environment with a rhyolite footwall and basalt hanging wall.

•
There is a chlorite-sericite alteration in the footwall, and sulphide formation within a mudstone unit at the seafloor interface.

•
Unlike many VMS deposits, Eskay Creek has high concentrations of gold and silver, and an associated suite of antimony, mercury and arsenic. These mineralization features, along with the high incidence of clastic sulphides and sulfosalts, are more typical of an epithermal environment with low formation temperatures.

Features that would classify Eskay Creek as a subaqueous hot spring gold-silver deposit include:
•
broad hydrothermal systems marked by widespread sericite-pyrite alteration;

•
evidence of a volcanic crater or caldera setting; and

•
accumulations of felsic volcanic strata.

Exploration
A summary of the exploration programs completed by Skeena from 2018 to 2021 are as follows:
2018 — Grids and Surveys
McElhanney Consulting Services Ltd. of Vancouver, B.C flew an airborne LiDAR and photo acquisition survey in December 2018. The resulting topography map was compiled to 0.1 m accuracy.
LiDAR and photo acquisition were collected simultaneously with equipment co-mounted on the sampling aircraft. Sixty flight lines comprising 539-line kilometres were completed, covering the 100 km2 survey area.
2019 — Mapping and Grab Sampling Program
In mid-October 2019, geological mapping and grab samples were collected by Skeena geology staff in the Tom MacKay area, located approximately 2.2 km south of the 22 zone. Historical drill holes in the adit area contained anomalous gold values primarily within felsite which generally lies subvertical, dipping towards the east. The purpose of the program was to determine the relationship of the felsite dykes to the Eskay Rhyolite and collect rocks for whole rock geochemistry analysis.
In August 2019, geological mapping and grab sampling was carried out on the Tip Top and Eskay porphyry targets, located 700 m east of the 21 zone deposits. The Eskay Porphyry is a monzodiorite exposed in the core of the Eskay anticline, intruding into the footwall andesite. The Tip Top prospect is located along the same structural trend towards the southwest.
2020 — Geophysics
During, late summer 2020, Dias Geophysical Limited carried out a 3D direct-current resistivity and induced polarization survey on the Eskay Creek Project over the axis of the Eskay Creek anticline from the Bowser Basin south to the Tom MacKay Zones using the DIAS32 system in the UTM zone 9N WGS84.
Dias Airborne Limited of Saskatoon, SK, flew an airborne magnetic gradiometry survey over 5 days in 2020 using the QMAG full tensor magnetic gradiometer system. Forty-meter line spacing for a total of approximately 1060 line kilometres were completed, which included 965 km of survey lines and 95 km of tie lines.
2021 — Eskay Rift-Basin Reconstruction and Targeting Project
From April 19 through May 3, 2021, relogging of diamond drill core was undertaken to establish an informal stratigraphy for strata that host the Eskay deposits. Relogging of drill core and resulting graphic logs were completed for 26 representative drill holes totalling approximately 7,439 m. Eighty-nine samples were collected for whole rock analysis to characterize lithofacies and alteration types.
2021 — Geochemical Soil Sampling Program
Inherited soils data collected by previous operators demonstrated strong correlations between Au-Ag mineralization exposed at surface and B-Horizon Au soil anomalies. Unfortunately, the historical soils coverage was discontinuous across the property, particularly along the eastern limb of the Eskay anticline. In addition, the data collected by previous operators is poorly documented, generally lacks any quality assurance/quality control checks and is therefore of uncertain quality.
During the summer of 2021, Skeena collected 4,367 soil samples. The soil sampling program covered the majority of the lease boundaries, apart from areas defined as Bowser Basin geological units. The sampling entailed 116 line kilometres and was completed on a systemic 25-m x 100-m grid. Given the surficial footprint criteria for a near surface bulk tonnage target, these soil grid parameters permitted adequate coverage to detect an economic target.
2021 — Regional Mapping and Grab Sampling
From June through August 2021, Skeena collected 2,296 rock samples throughout the property, apart from areas defined as the Bowser Basin geological unit, to assist in the characterization of the lithofacies and alteration types. In addition, geological field mapping and prospecting activities were completed over the entirety of the property with additional focus on geochemical anomalies reported in historical soil grids, grab rock samples and diamond drilling. The samples were collected to ensure coverage at outcrops that had no previous data recorded nearby. The most mineralized or altered parts of the outcrops were sampled.
Exploration Potential
There is remaining exploration potential in the Eskay Creek deposit. Several areas have been selected for drill targeting based on the geochemical soil sampling, and grab rock sampling campaigns along the Eskay trend.
Skeena considers that well-defined, mineralized syn-volcanic feeder structures that propagate through the volcanic pile have not been sufficiently explored at depth and along strike. Examples of this well-documented mineralization style include the 22 zone, WT zone, 21A zone, 23 zone, 21C zone and in the mudstones of the HW zone where these feeders propagate.
In addition, the underexplored lower mudstone is situated ~100 m stratigraphically below the more well-known contact mudstone and represents a horizon with potential to host similar exhalative style mineralization. Exploratory target ranking will be influenced by areas where known synvolcanic feeder structures intersect this unit, as these locales will offer the highest potential for development of additional exhalative style mineralization.
Due to limited legacy exploratory drilling in the area between the 21A and 22 Zones, additional opportunities exist to discover and delineate additional near surface, rhyolite- and/or dacite hosted feeder mineralization.
Drilling
Surface drilling has been carried out by multiple operators, with the first drilling on the property by Unuk Gold in 1934.
Since 2018 to the end of 2021 Skeena has drilled 913 surface drill holes totalling 128,362.89 m. Table 1-1 summarizes the surface drilling Skeena has completed on the Eskay Creek Project from 2018 to 2021.
Table 1-1:   Drill Summary Table of Drilling Undertaken by Skeena
Period of Work	Area of Work	Number of Holes	DDH #’s	Metres Drilled
2018	21A / 21C / 22 Zones	46	SK-18-001 to SK-18-043; SK-18-048 to SK-18-051	7,737.45
2019	21A / 21B / 21E / HW Zones	203	SK-19-044 to SK-19-047; ~SK-29-052 to SK-19-247	14,091.87
2020	21A / 21B / 21C / 21E / HW / PMP / WT / MAC / 22 Zones	473	~SK-20-248 to SK-20-788	79,992.79
2021	22 / 21A / 21C / 21B / 21E / PMP / HW / NEX / Albino Lake / Tom MacKay / 23 Zone / East Dacite / Eskay Porphyry	191	~SK-21-789 to SK-21-997	26,610.78

Sampling, Analysis and Data Verification
Skeena used the ALS sample preparation facility in Kamloops, which is independent and accredited. Analysis was completed at the ALS facility in Vancouver (“ALS Vancouver”), which holds ISO17025 accreditation for selected analytical methods. Both laboratories are independent of Skeena. SGS Canada, located in Burnaby, BC (SGS), was used to independently test pulp duplicates and a select number of standards. SGS holds ISO 17025 accreditations for selected analytical techniques. SGS is independent of Skeena.
The Eskay Creek mine initiated quality assurance and quality control (“QA/QC”) measures into their sample stream in 1997. With progressive years the QA/QC protocol became more comprehensive and detailed. Skeena implemented a formal QA/QC program from the inception of their 2018 Phase 1 drilling program, consisting of blanks, duplicates and standard reference materials (“SRMs”). SRMs and blanks were monitored when batches of assay data were first received. If analyses were outside of the acceptable ranges after checking for data entry errors, then repeat assay were requested. The laboratory was instructed to retrieve five pulp samples before and after the QC failure. Prep and pulp duplicate data were also monitored, with Skeena reporting any concerns to the laboratory manager.
Skeena implemented formal QA/QC programs for all phases of drilling between 2018 and September 2021. In total, five drilling phases were completed, including 2018, 2019, 2020 Phase 1, 2020/2021 Phase 2, and 2021 Phase 3. For the purposes of reporting, QA/QC is discussed by year and in some cases, drilling phases overlap years. The close-out date of the latest database is September 10, 2021, and QA/QC validations are only relevant up to and including the 2021 Phase 3 drilling program.
The QA/QC programs contained the following types of quality control samples: sample blanks, certified reference materials (“CRMs”), and check assays. In addition to the Skeena-introduced quality control samples, ALS Vancouver inserted their own independent check samples.
The blank material used was a marble garden rock obtained from Canadian Tire in Smithers, BC. Approximately 1 kg of this material was used for each blank sample. Three blanks were inserted for every 100 samples, typically at the “20”, “60”, and “00” numbers in the sample tag sequence. Assays for blanks should be less than 10 times the detection limit of the analytical method for gold.
CRMs were inserted for every 100 samples, typically at the “10”, “30”, “50”, “70”, and “90” numbers in the sample tag sequence. CRMs were usually inserted in rotation, except where high-grade intervals above approximately 20 g/t Au were encountered; here high-grade CRMs (CDN-GS-25) were inserted.
CRMs and blanks were monitored when batches of assay data were first received. CRM or blank control charts were routinely updated for the following elements: gold, silver, copper, lead, and zinc; other elements were analysed on an as needed basis. Table 11-1 depicts the 10 CRMs used and their expected values and standard deviation for gold and silver.
Table 11-1:   List of Certified Reference Materials (Au and Ag recommended values)
Certified Reference Material	Year	Gold (g/t)			Silver (g/t)
		Recommended Value	+ 3 Std dev	- 3 Std dev	Recommended Value	+ 3 Std dev	- 3 Std dev
CDN-GS-1 T	2018	1.08	1.23	0.93	n/a	n/a	n/a
CDN-GS-25	2018 – 2021	25.60	27.01	24.19	99.5	110.5	88.3
CDN-GS-5T	2018	4.76	5.075	4.445	126	141	111
CDN-ME-1312	2018 – 2021	1.27	1.495	1.045	22.3	24.85	19.75
CDN-ME-1601	2018	0.613	0.682	0.544	39.6	42.3	36.9
OREAS 603b	2019 – 2021	5.21	5.837	4.583	297	321	273
OREAS 622	2019 – 2021	1.85	2.048	1.652	102	111.9	92.1
CDN-ME-1902	2020 – 2021	5.38	6.01	4.75	356	384.5	327.5
CDN-GS-13A	2020	13.2	14.28	12.12
Arsenic
Cd-1	2019 – 2020	3.57

Mineral Processing and Metallurgical Testing
Previous Programs
As part of the 2019 PEA and 2021 PFS, testwork programs were completed by Blue Coast Research in Parksville, British Columbia and Base Metallurgical Laboratories Ltd. in Kamloops, British Columbia respectively. The outcome of this work was a modified circuit design, incorporating two stages of milling and flotation — or an MF2 flowsheet. This avoided overgrinding softer minerals present at different levels in the Eskay Creek samples as well as isolating a slimes fraction to a separate flotation circuit.
The 2019 program was completed on a limited number of samples from 21A, 21C and 22 ore zones while the 2021 program included a wider range of samples for variability testing and from a greater number of ore zones.
Testwork into cyanide leaching, gravity recovery and concentrate hydrometallurgical retreatment resulted in these options being excluded from the final flowsheet, which generates a saleable precious metal concentrate from both coarse and fine flotation circuits.
Work was also completed to estimate regrind mill power requirements and dewatering of tailings and final concentrate.
Feasibility Study Program
The FS program was completed by Base Metallurgical Laboratories Ltd. over the period June 2021 to August 2022, focussing on FS flowsheet conditions. A bulk sample was processed through a pilot plant to generate sufficient sample mass for regrind mill evaluation and additional thickener and filter testing. A larger variability sample program was tested to generate results for recovery modelling. Two main lithologies: Rhyolite and Hanging Wall/Mudstone were modelled separately due to their different response.
Additional comminution testing was conducted on both Rhyolite and Mudstone samples as well as regrind mill specific energy testing (both HIGmill and IsaMill) was done on samples of rougher concentrate and deslimed rougher tailings. Dewatering tests on the final concentrate identified the need to supplement drying after pressure filtration for some of the samples, in order to reach transportable moisture limit levels of water content.
The variability testing provided insight into methods to mitigate cleaner circuit losses, particularly on Hanging Wall/Mudstone samples. Repeat cleaner tests were conducted on several samples from the variability testing to demonstrate improved metallurgical performance when grind size targets and collector addition rates were tightly controlled. After this improved repeat testing, locked cycle tests were conducted on several samples including a year 1-5 composite to confirm closed circuit performance for recovery modelling and equipment sizing.
For mine planning purposes, a series of recovery models were developed from the 2022 FS variability results, for each major rock type. The recovery equations developed are acceptable for use in the MRMR estimates and mine plan used in financial modelling. Within each rock type, concentrate quality could be reliably estimated from feed grades and was found to vary based on gold and sulphide mineral contents, as well as lithology. The recovery models developed were based on performance at different cleaner circuit operating points for each mining period in order to maximize NSR.
With higher-grade material processed in the first three years, although arsenic, antimony, and mercury levels are expected to be elevated in the final concentrate, the concentrate saleability is not impacted. Grades of gold in concentrate are expected to be 60 g/t in Year 1 and decrease to 18 g/t in Years 8 and 9. Overall gold recovery for the first nine years is 84% to a 37g/t Au concentrate. Silver recoveries average 88% over the mine life, with concentrate grades of 1,024 g/t Ag. Sulphur levels in final concentrates are expected to be between 18% and 26% at selected cleaner operating points.
Mineral Resources Estimates
The mineral resource estimate is primarily based upon legacy drilling completed by the previous operator; however, additional holes drilled by Skeena since 2018 have been included. The database used in estimation contains 7,583 historical holes and 826 completed surface holes drilled by Skeena from 2018 to August 2021. The close out for the database was September 10, 2021, once all assays were received for the last hole from Phase 3.
During 2020, the litho-structural model was updated to include six additional lithological units that were previously merged within the nearest stratigraphic package, namely, (1) the mudstone in the overlying hanging wall andesite (hanging wall mudstone), (2) two footwall sediment units (lower mudstone and even lower mudstone), (3) extrusive units below the rhyolite (dacite and footwall andesite) and (4) the Bowser Group sediments. The structural model that was created in 2018 was also used. In total, 91 solids were created for the 2022 estimate including 90 mineralization solids and one solid used to restrict the influence of high-grade, mined-out material. The mineralization domains were designed by lithology type, structural trends, and gold equivalent (“AuEq”) assay intervals with a nominal cut-off of 0.5 g/t AuEq or greater (where AuEq = Au + Ag/74). Occasionally, lower-grade intersections were included to maintain continuity.
Three modelling methods were used:
•
Radial basis function indicator interpolants for the contact mudstones. The RBF is an estimator that models known data positions and can provide an estimate for any unknown points. Drill holes were composited to 1 m, with left over samples at the end of the holes appended to the previous sample. A 50% probability was applied, and a structural trend was used as the search orientation.

•
Interval selection for all other lithologies. A nominal cut-off grade of 0.5 g/t AuEq was used to select assays intervals directly from the assay database. Domains were created using either the vein or intrusion tool.

•
Manual wireframing created in Vulcan. Two small solids in the WT zone were manually wireframed in Vulcan software.

Two block models were created:
•
An open pit model using 10 x 10 x 5 m parent block sizes, with sub-block sizes of 5 x 5 x 2.5 m; and an underground model using 3 x 3 x 2 m parent block sizes, with 1 x 1 x 1 m sub-block sizes.

•
Assays were composited from assays honouring the relevant mineralization domain boundaries to 2.5 m lengths for the open pit model, and 1 m lengths for the underground model

Grades within each domain were capped within hard-domain boundaries. Capping values were selected on a zone-by-zone basis using the results from log probability plots, histograms, CV values, degradation plots, and percent metal loss analyses. Gold capping values ranged from 4.5-600 g/t Au and silver capping values ranged from no capping applied to 25,000 g/t Ag.
The density used for tonnage calculation for the 2022 estimate is a combination of lithology type and zone, with the mean SG value selected from each ore zone, or, if outside of the ore Zones, then average SG values within lithology type.
Variograms were used to assess for grade continuity, spatial variability in the estimation domains, sample search distances, and kriging parameters.
For the open pit model, grades were estimated into all 12 mineralization domains. Five estimation domains below the bottom of the optimized resource pit were reported as resources potentially amenable to underground mining methods (22, HW, NEX, WT and the LP). Each of the models were optimized based on the defining mining scenario.
Ordinary kriging (“OK”) was used to estimate gold and silver in all domains within the open pit model, except for the small faults of the 21C zone, the even lower mudstone and footwall andesite where inverse distance to the second power was used (ID2). Gold and silver grades within the mineralization domains were estimated in three successive passes with increasing search radii based on variogram ranges. A fourth validation pass was used for validation purposes only. A hard boundary was applied within a 1 m restriction domain to limit the spread of high-grade values from mined-out intervals into the remaining resources area. Validation included visual inspection in plan and sectional views, comparison of OK estimates with ID2 and nearest-neighbour (“NN”) methods, and swath plots. No major biases were noted. A 0.2 m geotechnical solid around the underground workings was used as the depletion zone for reporting remaining resources.

OK was used to estimate gold and silver within the underground model except for the Even Lower Mudstone and Footwall Andesite. Gold and silver grades within the mineralization domains were estimated in three successive passes with increasing search radii based on variogram ranges. A 1 m geotechnical solid around the underground workings was used as the depletion zone for reporting remaining resources. Validation included visual inspection in plan and sectional views, comparison of OK estimates with ID2 and NN methods, and swath plots. No major biases were noted.
For mineralization in domains exhibiting good geological continuity using adequate drill hole spacing in the open pit model, SRK considers that blocks estimated during the first estimation pass using a minimum of four holes, an average distance of less than 15 m and a kriging variance (“KV”) of less than 0.3, to be classified as the measured category. KV provides a relative measure of accuracy of the local kriged estimate with respect to data coverage. Mineralization in domains exhibiting good geological continuity estimated during Pass 2, using a search distance of the variogram, with a minimum of three drill holes were classified as indicated. For measured and indicated blocks, the level of confidence is adequate for evaluating the economic viability of the deposit, as well as suitable for assessing technical and economic parameters to support mine planning. Blocks estimated during Pass 3, using search distances of 2.5 times the variogram range, and a KV of <0.8 were classified in the inferred category. For the LP domain, an average distance of 100 m was used as an additional constraint for the inferred resources. For those blocks, the level of confidence is inadequate for evaluating the economic viability of the deposit, as well as unsuitable for assessing technical and economic parameters to support mine planning.
The epithermal suite of elements (antimony, mercury, and arsenic), base metals (lead, copper, and zinc) and metallurgical elements (iron and sulphur) were estimated into the open pit block model to provide results for the metallurgical study. A high degree of variability of the epithermal elements exists between the different zones and rock types, and elevated concentrations occur in localized zones/pods. The contact mudstone lithology within the 21A and 21B Zones have elevated levels of arsenic, mercury, and antimony. The 21A zone is geologically and geochemically equivalent to the 21B zone, an area that accounted for the bulk of mineralization historically mined at Eskay Creek. Smelter penalties for the elevated concentrations of arsenic, mercury, and antimony in the 21B zone were often prevented via blending with material from other zones while maintaining a profitable head grade.
To determine the quantities of material offering “reasonable prospects for eventual economic extraction” by open pit methods, SRK used a pit optimizer and reasonable mining assumptions to evaluate the proportion of the block model (measured, indicated, and inferred blocks) that could be “reasonably expected” to be mined from the open pit. The optimization parameters were selected based on experience, and benchmarking against similar projects. The block model quantities and grade estimates were also reviewed to determine the portions of the Eskay Creek Project having “reasonable prospects for eventual economic extraction” using a long-hole underground mining scenario.
The cut-off grade for the open pit model was determined to be 0.66 g/t AuEq; however, a pit constrained cut-off of 0.7 g/t AuEq was selected for the estimate reporting. The long-hole mining and drift-and-fill underground mining method cut-off grades were calculated to be 2.4 g/t AuEq and 2.8 g/t AuEq, respectively. In the underground scenario, the steeply dipping WT zone was determined to be potentially amenable to the long-hole mining method, while the NEX, HW, 22 and LP Zones were more potentially amenable to the drift-and-fill mining method.
Mineral Resource Statement
The mineral resources considered potentially amenable to underground mining are reported exclusive of the estimated mineral resources potentially amenable to open pit mining. Mineralization was depleted in the open pit model by removing all material within all historical workings, where the historical workings shells had been expanded by an additional 0.2 m in all directions. Mineralization within the underground model was depleted by removing all material within all historical workings, where the historical working shells has been expanded by an additional 1.0 m in all directions.
Mineral resources are reported using the 2014 CIM Definition Standards in Table 1-1 and Table 1-2. Ms. S. Ulansky, Senior Resource Geologist, P. Geo (EGBC#36085), an employee of SRK. (Canada) Inc. is the qualified person for the estimates. Mineral resources are reported inclusive of mineral resources converted to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.
Table 1-2:   Open Pit Constrained Mineral Resource Statement Reported at 0.7 g/t AuEq Cut-Off Grade by Domain
Classification		Grade			Contained Ounces
	Tonnes 000	AuEq g/t	Au g/t	Ag g/t	AuEq Oz (000)	Au Oz (000)	Ag Oz (000)
Measured	21,784	4.8	3.5	92.4	3,355	2,481	64,679
Indicated	24,724	2.3	1.8	37.6	1,804	1,400	29,896
Total M + I	46,508	3.5	2.6	63.2	5,159	3,881	94,575
Inferred	3,420	1.5	1.3	20.2	170	140	2,222
Table 1-3:   Underground Mineral Resource Statement Reported at a 2.4 g/t AuEq Cut-Off Grade for Long-Hole Mining and 2.8 g/t AuEq Cut-Off Grade for Drift-and Fill-Mining
Classification		Grade			Contained Ounces
	Tonnes 000	AuEq g/t	Au g/t	Ag g/t	AuEq Oz (000)	Au Oz (000)	Ag Oz (000)
Measured	737	6.1	4.6	112.7	145	109	2,671
Indicated	550	5.1	4.4	62.6	91	77	1,107
Total M + I	1,287	5.7	4.5	91.3	236	186	3,778
Inferred	330	4.1	3.5	42.6	43	37	452
Notes to accompany the mineral resource estimate statement:
•
Mineral resources are reported inclusive of those mineral resources converted to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

•
The qualified person for the estimate is Ms. S Ulansky, PGeo of SRK Consulting (Canada) who reviewed and validated the mineral resource estimate.

•
The effective date of the mineral resource estimate is January 18, 2022.

•
The number of metric tonnes and ounces were rounded to the nearest thousand. Any discrepancies in the totals are due to rounding.

•
Open pit-constrained mineral resources are reported in relation to a conceptual pit shell.

•
Reported underground resources are exclusive of the resources reported within the conceptual pit shell and reported using stope optimized shapes based on long-hole and drift-and-fill mining methods.

•
Block tonnage was estimated from average specific gravity measurements using lithology and zone groupings.

•
All composites were capped where appropriate.

•
Mineral resources potentially amenable to open pit mining methods are reported at a cut-off grade of 0.7 g/t AuEq and mineral resources potentially amenable to underground mining methods are reported within the stope optimized shapes using a cut-off of 2.4 g/t AuEq for the long-hole mining scenario and 2.8 g/t AuEq for drift-and-fill mining scenario.

•
Cut-off grades are based on a price of US$1,700 per ounce of gold, US$23 per ounce silver, and gold recoveries of 90%, silver recoveries of 80% and without considering revenues from other metals. AuEq = Au (g/t) + (Ag (g/t)/74).

•
Open pit key assumptions for reasonable prospects of eventual economic extraction are as follows:

•
An overall pit wall angle of 45 degrees

•
A reference mining cost of US$3.00 per tonne mined

•
A processing cost of US$15.50 per tonne processed

•
General and administrative costs of US$6.00 per tonne processed

•
Mining dilution of 5%

•
Mining recovery of 95%

•
Transportation and refining costs of US$25 per ounce AuEq

•
Underground key assumptions for reasonable prospects for eventual economic extraction are as follows:

•
A reference mining cost of US$80 per tonne mined

•
A processing cost of US$25 per tonne milled

•
General and administrative costs of US$12 per tonne milled

•
All in costs of US$117 per tonne milled

•
Transportation and refining costs of US$25 per ounce AuEq

•
Estimates use metric units (metres, tonnes and g/t). Metals are reported in troy ounces (metric tonne * grade / 31.10348)

•
The 2014 CIM Definition Standards were used for the reporting of Mineral Resources.

•
Neither Skeena nor SRK is aware of any known environmental, permitting, legal, title-related, taxation, socio-political, marketing or other relevant issue that could materially affect the mineral resource estimates.

Factors that may affect the estimate include: changes to long-term metal price assumptions; changes in local interpretations of mineralization geometry and continuity of mineralized zones; changes to the density values applied to the mineralized zones; changes to geological shape and continuity assumptions; potential for unrecognized bias in the assay results from legacy drilling where there was limited documentation of the QA/QC procedures; changes to the input values used to generate the AuEq cut-off grade; changes to metallurgical recovery assumptions; changes in assumptions of marketability of final product; changes to the conceptual input assumptions for assumed open pit operations, changes to the input assumptions for assumed underground operations; variations in geotechnical, hydrogeological and mining assumptions; changes to environmental, permitting and social license assumptions.
Mineral Reserve Estimates
The mineral reserve estimates for the Eskay Creek Project are based on the conversion of the measured and indicated mineral resources within the current mine plan. Measured mineral resources were converted to proven mineral reserves and indicated mineral resources were converted to probable mineral reserves. Inferred mineral resources were treated as waste. The estimates assume conventional open pit mining and equipment.
Inputs to the estimates include:
•
Open pit slope recommendations for kinematic sectors, which were based on geotechnical assessment of available geotechnical and hydrogeological data from drilling, logging, mapping, sampling, and laboratory testing.

•
NSR calculations for a gold concentrate assuming a 2% royalty and revenue from gold and silver metal. Prices of US$1550/oz gold and US$20/oz silver were used in NSR calculations.

•
Pit shells generated using the Lerchs-Grossmann (“L-G”) algorithm in MinePlan software. Ultimate pit shells were generated using a revenue factor of 0.9 or metal price of $1,395/oz. These were used as the basis for the design.

•
Pit designs were developed for the north and south pit areas. The initial north pit phases (technical sample, quarry 1 and quarry 2) were designed for the purpose of obtaining a technical sample and necessary non-acid generating (“NAG”) waste material to create supporting infrastructure. The north pit will consist of an additional three main phases, while the south pit will only contain a single small phase.
An NSR value per tonne of C$24.45/t was used to flag potential mill feed and waste blocks prior to dilution and represents the preliminary process and site G&A costs. This NSR value was also used to determine mill feed in the statement of open pit reserves.
Contact dilution was modelled into the in-situ resource blocks using an assumed 1.25 m contact dilution distance between each block. The average grade of the dilution material was 0.19 g/t Au and 3.71 g/t Ag.
Mineral Reserve Statement
The mineral reserves for the Eskay Creek Project are based on the conversion of the measured and indicated mineral resources within the current mine plan. Measured mineral resources were converted to proven mineral reserves and indicated mineral resources were converted to probable mineral reserves. The estimates were prepared under the supervision of Willie Hamilton, P.Eng. of AGP, a QP as defined under NI 43-101.
The total reserves for the Eskay Creek Project are shown in metric units in Table 1-4. Some variation may exist due to rounding.
Table 1-4:   Proven and Probable Reserves (Metric Units)
Reserve Class	Tonnes	Grade			Contained Ounces
	(Mt)	Au (g/t)	Ag (g/t)	AuEq (g/t)	Au (Moz)	Ag (Moz)	AuEq (Moz)
Proven	17.3	3.64	99	4.92	2.02	55.1	2.73
Probable	12.6	2.10	50	2.75	0.85	20.5	1.12
Total	29.9	2.99	79	4.00	2.87	75.5	3.85

*
Note: This mineral reserve estimate has an effective date of June 30, 2022 and is based on the mineral resource estimate dated January 18, 2022 for Skeena Resources by SRK Consulting (which has been updated since the PFS). The mineral reserve estimate was completed under the supervision of Willie Hamilton, P.Eng. of AGP, who is a qualified person as defined under NI 43-101. Mineral reserves are stated within the final design pit based on a US$1,550/oz gold price and US$20.00/oz silver price. An NSR cut-off of C$24.45/t was used to define reserves based on preliminary processing costs of $18.22/t ore and G&A costs of C$6.23/t ore. The metallurgical recoveries varied according to gold head grade and concentrate grades. Gold and silver recoveries were approximately 83% overall during the life of mine (“LOM”) scheduling. Final operating costs within the pit design were C$3.72/t mined, with associated process costs of C$16.91/t ore and G&A costs of C$4.20/t ore.

The QP has not identified any known legal, political, environmental, or other risks that would materially affect the potential development of the mineral reserves.
Mining Operations & Methods
Geotechnical Considerations
The Eskay Creek Project targets a deposit that will be mined via a 260 m deep north pit and 80 m deep south pit. A diversion tunnel is proposed to divert flows from the Tom MacKay Creek around the north pit boundary. BGC undertook this work at the request of AGP Mining Consultants Inc. (AGP) to support this study of the Eskay Creek project.
Following completion of the 2021 drilling program, BGC conducted a compilation, review, and assessment of available geotechnical data and information to determine suitable pit slope design criteria by kinematic sector angles for FS-level mine planning tasks. BGC developed a geotechnical model that characterizes the rock mass conditions, structural geology, hydrogeology, and seismicity of the open pit and diversion tunnel areas. This model was used as a basis for the open pit and diversion tunnel geotechnical assessments.

Twenty-meter-high double benches are likely achievable in all sectors, with recommended catch bench widths ranging from 12. m to 37.5 m. The slope design criteria assume that controlled blasting will be implemented. Scaling bench faces and cleaning accumulated material from bench toes is recommended.
Based on the results of the bench scale and inter-ramp kinematic analyses, BGC prepared provisional recommended slope design criteria, which were then incorporated into the FS mine plan by AGP. BGC then carried out limit equilibrium inter- ramp and overall slope stability analyses on representative cross sections through the FS-level pit plan. Stability analyses indicate that the slopes of the FS pit meet the design acceptance criteria with horizontal depressurization 40 m behind the pit face in the east walls of the north pit, and 20 m behind the pit face in the north and south walls of the north pit. No depressurization was required in the south pit.
The proposed north pit will intersect and mine into the historical underground workings at approximately mid-slope height on the mid to north side of the pit. This will result in increased risks for safely mining in this area and prescriptive plans will need to be developed to adequately mitigate these risks to acceptable levels.
Hydrogeological Considerations
Historic and recent groundwater investigations illustrate elevated hydraulic conductivity associated with the N-S trending faults in the proposed mining area. However, not all the fault systems are conductive; for example, the E-W trending riedel shears are considered to have similar conductivity to the country rock or lower conductivity, potentially acting as barriers (aquitards) to flow. The former underground mine operators reported rapid response to precipitation events with increased mine inflows potentially resulting from the conductive faults, but potentially also from increased fracturing from mining activities, and inflows through unsealed exploration boreholes. Higher groundwater recharge in the former underground mine area is therefore expected compared to in undisturbed areas.
Pit stability can be managed by progressive dewatering of the ground behind the pit slope with vertical or horizontal boreholes. The hanging wall (andesite and mudstone) rocks are rated as moderately conductive (calibrated K = 5E-07 m/s) compared to the footwall (rhyolite) rock (calibrated K = 5E-08 m/s) and will likely dewater more easily than the rhyolite, which reportedly has high fines content and drains poorly. The rhyolite will generally occupy lower elevations in the final pit extent; however, rhyolite would be present on the south and east pit highwall and may be susceptible to failure if pore-water pressure builds up on fault planes. The planned ultimate pit bottom will be at 714 masl, and therefore only about 50 m of flooded working will require dewatering. However, dewatering the underground workings in advance of mining may promote overall pit wall depressurization.
The hydrological cycle implies a short period of groundwater recharge associated with spring melt and fall rain; a bimodal hydrograph with peaks in May / June and then in October / November. The average annual variation in groundwater levels is 3.5 m (range 0.5 m – 10 m). Groundwater levels in the pit area are generally deep: 30 m – 60 m and thought to be due to the active pumping that maintains the water level in the underground workings around 765 masl. Groundwater flux in the mining area is predominantly to the east, toward Ketchum Creek with only 10% of flow to Tom McKay Creek. On the western margin of the proposed waste rock storage area, groundwater depths are shallow (2-4 m) and the groundwater flow direction predominantly toward Tom McKay Creek. Groundwater depths north of Tom McKay Lake range from 4-9 m. There is hydraulic containment throughout most of the extent of the proposed tailings storage area, except in the south where modelling shows a westerly flow path to Harrymel Creek. The extent to which this flow path is cut-off by north-south fault is unknown and the subject of further investigation. Mine designs incorporate removal of conductive overburden materials (e.g., beneath the proposed tailings storage facility (“TSF”) dams) and capture of shallow seepage from mine waste facilities in seepage collection ponds (e.g., in the waste rock storage area). Monitoring wells are being installed in groundwater flow paths between mining infrastructure and creeks to measure the potential effects to water quality.
Mine Plan
The Eskay Creek Project is located predominantly to the south of Tom MacKay Creek with a small portion extending to the north. Infrastructure will be located on the south side of Tom MacKay Creek, with the pit extending to the north beyond Tom MacKay Creek. Underground mining has previously been conducted in the northern portion of the Eskay Creek Project at depth. The potential for underground development beneath the open pit was examined in preliminary evaluations during the 2021 PFS but was not included as part of the FS. There is still potential for the inclusion of underground mining in future mining studies.
Each pit phase was designed to accommodate the proposed mining fleet. Waste mining will occur on 10-m benches with catch benches spaced 20 m vertically. Berm widths will vary depending on the kinematic pit sector, orientation, and lithology type. The haul roads will be 30.2 m in width with a road grade of 10%.
The mine schedule plans to deliver 29.9 Mt of mill feed grading 2.99 g/t gold and 79 g/t silver over a mine life of eight years. Processing of low-grade ore from stockpiles will continue until year 9. Waste tonnage from the pits totalling 223 Mt will be placed into either NAG or potentially acid generating (“PAG”) waste destinations. The overall strip ratio is 7.5:1. The mine schedule assumes 3.0 Mt/a of feed will be sent to the process facility in years 1 to 5 using a suitable ramp-up in Year 1. The mill will operate at 3.7 Mt/a for Years 6 to 9. A maximum descent rate of eight benches per year per phase was applied to account for grade control, snow removal and filling of the previous underground workings.
Figure 1-1:   Planned Life of Mine Mill Feed Tonnes and Ounces

Processed Tonnes & Gold Grade
Processed Material (Mt)
Gold Grade (g/t)
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
-0.5
6.0
5.0
4.0
3.0
2.0
1.0
0.0
Y-1
Y1
Y2
Y3
Y4
Y5
Y6
Y7
Y8
Y9
Year
Direct to Crusher
Stockpile Reclaim
Au grade (g/t)

Note: Figure prepared by AGP, 2022.
The current mine life includes three years of pre-stripping and eight years of mining. Mill feed will be stockpiled during the pre-production years, with four stockpiles envisaged. A technical sample and two small quarries will be mined during pre-production so that process performance of the mill can be evaluated on a bulk sample.
A total stockpile capacity of approximately 6.0 Mt was reached in this schedule. If space is found to be too restrictive during operations, LG stockpiles may need to be placed on selected benches of the waste facilities. The stockpiled mill feed, together with pit phasing, will be used to ensure mill feed is available during periods of poor weather. High precipitation will also necessitate in-pit sumps and surface ditches around the pits.
Preproduction mining will be completed with small equipment up to 11.5-m3 loaders and 91-t rigid body trucks. This smaller fleet is better suited to the lower production tonnage requirements and narrower working conditions. With full production starting in Year 1, the primary loading units will be 22-m3 hydraulic shovels. Additional loading will be completed by small loaders loading in tandem. The smaller loaders will shift to working at the primary crusher and site maintenance roles (snow removal, etc.). It is expected that one of the 11.5-m3 loaders will be at the primary crusher full time. The main production haulage trucks will be conventional 144-t rigid body trucks from Year 1 onwards.

The support equipment fleet will be responsible for the usual road, pit, and dump maintenance requirements, but due to the climate conditions expected, will have a larger role in snow removal and water management. Snowplows and additional graders were included in the fleet. In addition, smaller road maintenance equipment is included to keep drainage ditches open and sedimentation ponds functional.
Within the planned pit, an additional large backhoe will assist the mill feed preparation. It will be responsible for cleaning hanging wall and footwall material around the old, cemented stopes from the underground mining. While capable of loading the 144-t trucks if required, it is not scheduled to do so because of the extended loading time necessary.
Grade control will be completed with a separate fleet of RC drill rigs, with a 10 m x 5 m pattern in ore and 20 m x 10 m pattern in waste. Blasthole sampling will also be part of the initial grade control program to determine the best sampling method for operations. The grade control holes will serve two purposes:
•
definition of the mill feed grade and contacts; and

•
location of previous underground infrastructure prior to blasthole rigs drilling.

Various rock types are present in the material mined within the final pits. The key difference since the PFS study was revised segregation of PAG and NAG waste rock. Based on recent test work, the only lithologies considered as NAG were hangingwall andesite and upper members of the HW sediments. The remainder of the waste rock was considered PAG and will be sent to the Tom MacKay Lake storage facility to be submersed below water. NAG and PAG waste material contained in the ultimate pits are 142 Mt and 82 Mt, respectively. The total amount of waste within the pits in mine plan is 223 Mt. This split in material will be determined by blast hole sampling and from the RC grade control drilling.
The waste rock storage facilities were designed in accordance with BC’s “Interim Guidelines Mined Rock and Overburden Piles Investigation and Design Manual” (1991). The largest NAG waste rock storage facility (“WRSF”) is labelled waste dump west. It is located to the immediate west of the north and south pits. Waste dump north and waste dump northeast are two small NAG WRSFs which are used to establish access to mining areas in Phase 3. The remainder of the NAG waste will be placed into the mined-out north pit as backfill.
Recovery Methods
The testwork provided was thoroughly analysed and several options of process routes were addressed in the initial stages of the feasibility study. Based on the analysis, the 2 stage milling and flotation (MF2) process route was maintained as the best suited for the testwork results and subsequent economic analysis for the material. The unit operations selected are typical for this industry.
The Eskay Creek Project will be constructed in two distinct phases, as follows:
•
Initial operation of 3.0 Mt/a for Years 1 to 5, which comprises:

•
Single stage crushing circuit (jaw), fed from the open pit mine;

•
Coarse ore stockpile with reclaim system, fed from an overland conveyor;

•
Primary grinding including a semi-autogenous grinding (SAG) mill, pebble crusher (installed for Year 4 operations), and ball mill in closed circuit with hydrocyclones;

•
Rougher flotation with concentrate regrind and two stages of cleaning;

•
Rougher tails slimes classification via two stages of hydrocyclones;

•
Secondary grinding including ball mill and IsaMill and scavenger flotation, fed from the slimes circuit underflow;

•
Fines flotation and two stages of cleaning, fed from the slimes circuit overflow;

•
Concentrate thickening, filtration, drying and storage;

•
Concentrate load-out by way of front-end loader filling concentrate transportation;

Final tailings pumping to the TMSF.
•
Expansion to 3.7 Mt/a for the remaining mine life, which includes the initial equipment with the addition of the following installed for year 6 operation:

•
Secondary crushing circuit (cone)

•
A second ball and extra cyclones

•
Additional IsaMill

Key process design criteria are listed below:
•
Initial operation nominal throughput of 8,220 t/d or 3.0 Mt/a

•
Expansion nominal throughput of 10,140 t/d or 3.7 Mt/a

•
average head grade of 2.99 g/t Au and 79 g/t Ag

•
crushing plant availability of 70%

•
operate two shifts per day, 365 d/a with plant availability of 92% for grinding, flotation, and filtration

Product will be gold concentrate to be sold to refineries. Annual gold equivalent production is shown in Figure 1-2.
Figure 1-2:   Eskay Creek Annual AuEq production and head grade

Note: Figure prepared by Ausenco Engineering, 2022.
An overall process flow diagram showing the unit operations in the selected process flowsheet for the initial operation is presented in Figure 1-3 and for the expansion in Figure 1-4.

Figure 1-3:   Simplified Process Flowsheet (1-5 Years)

Note: Figure prepared by Ausenco Engineering, 2022.
Figure 1-4:   Simplified Process Flowsheet (Years 6+)

SECONDARY SCREEN
SECONDARY CONE CRUSHER
SECONDARY CRUSHER DISCHARGE CONVEYOR

Note: Figure prepared by Ausenco Engineering, 2022.

Project Infrastructure
The overall site plan (Figure 1-5) shows the major project facilities including the open pit mines, TMSF, WRSF, water management ponds, process plant, mine services, historical site and main access road. Access to the facility is from the northern side of the property from the existing Eskay Creek mine road. Access to the process plant will be via the existing road to the historical Eskay Creek site.
Figure 1-5:   Overall Site Plan

TAILINGS PIPELINE & TAILINGS DISCHARGE LIGHT VEHICLE ROAD
TOPSOIL STOCKPILE 3
TOPSOIL STOCKPILE 4
DAM 3
DAM 2
DAM 1
SOUTH DAM ACCESS ROAD
EXPLOSIVE BULK STORAGE
EXPLOSIVE MAGAZINE
TAILINGS AND RECLAIM WATER PIPELINE
TOPSOIL STOCKPILE
RECLAIM WATER PIPELINE & ACCESS ROAD
TOPSOIL STOCKPILE 5
ESKAY CREEK MINE ACCESS ROAD (MAR)
POWERLINE RIGHT OF WAY
DAM 4
TOM MACKAY STORAGE FACILITY (TMSF)
SPILLWAY
EXISTING ROAD TO TMSF
WATER SUPPLY WELL (POTENTIAL LOCATION 3)
MAIN PROCESS PLANT SITE
FUTURE HAZARDOUS STORAGE AREA
NEW LANDFILL
GATE HOUSE
TRUCK SCALE
STOCKPILE & RECLAIM
TOPSOIL STOCKPILE 1
WATER SUPPLY WELL (POTENTIAL LOCATION 2)
PRIMARY CRUSHER & ROM PAD
WATER SUPPLY WELL (POTENTIAL LOCATION 1)
TOPSOIL STOCKPILE 2
EXISTING LANDFILL
POND 1
DIVERSION TUNNEL
WASTE DUMP
WASTE ROCK STORAGE FACILITY (WRSF)
SOUTH PIT
NORTH PIT
WATER TREATMENT PLANT
HISTORICAL SITE INFRASTRUCTURE
TEMPORARY CAMP SITE - 120 PERSON
SOUTH PIT 500m BLAST RADIUS
NORTH PIT 500m BLAST RADIUS
NOT FOR CONSTRUCTION
NOTES:

Note: Figure prepared by Ausenco Engineering, 2022.
Access
Access to the Eskay Creek Project is via the existing 59 km all-season gravel road that connects to Highway 37. The access road is currently in good condition, where upgrades to two of the 8 bridges on this road will be required to accommodate equipment deliveries during construction and concentrate transportation during operation.
Power
The power supply for the Eskay Creek Project will be provided from the 287 kV Volcano Creek interconnection point, where a new 287/69 kV substation will be installed and a 17 km, 69 kV overhead power line will be run to the mine.
The Eskay Creek Project has the following electrical load requirements:
Initial operation: Initial start-up requirement between Year 1 to 5 inclusive — 27.1
MW Expansion: Full load requirement in year 6 to end of life — 31.2 MW
TMSF
The existing TMSF was selected as the preferred tailings storage option since it is permitted as a TSF and both tailings and PAG waste rock can be storage subaqueously to prevent these materials from generating acid. The TMSF has sufficient capacity to contain 109.4 Mt of tailings and PAG waste rock and will be constructed in three phases over the LOM based on storage and operating criteria.
The tailings and PAG waste rock embankments at Eskay are designed in accordance with Canadian Dam Association (“CDA”) “Dam Safety Guidelines” (CDA 2013) and Part 10 of the Health, Safety and Reclamation Code for Mines in British Columbia (2016), which also provides guidelines in evaluating the classification of dams in terms of the consequence of failure. Based on the dam breach analysis and expected area of inundation downstream of the tailings and PAG waste rock storage facility, the consequence of a dam failure is “very high” based on HSRC Guidance Document, Section 3.4 (BC Ministry of Energy and Mine 2016) and CDA (2013) Dam Safety Guidelines.
The overall design objective of the TMSF is to protect the regional groundwater and source waters resources during both operations and over the long term (after closure). The TMSF has sufficient capacity to store both tailings and PAG waste rock with four embankments. The dams will be constructed in 3 phases; Phase 1 (Year -1), Phase 2 (Year 1 and 2) and Phase 3 (Year 4 and 5). Northern three starter dams (Phase 1) will be constructed to an elevation of 1,092 masl. This includes a 1 m diameter penstock through the northeast dam (dam 1) along the existing alignment of Tom MacKay creek. The phase 2 raise will be the expansion of the north dams to an elevation of 1,107 masl and a new embankment at the south end of the facility to prevent flow into Coulter Creek drainage. The final embankment raises (Phase 3) will be constructed to an elevation of 1,122 masl. In addition, the closure spillway will be installed to maintain 5 m of water cover over the PAG waste rock and tailings post closure in Year 7. TMSF along with the spillway designed to pass the probable maximum flood. The northern embankments have a geomembrane liner system anchored to bedrock which will produce very little seepage due to the composite liner system. A base flow will discharge through the penstock into Tom MacKay Creek year-round. The southern embankment has a clay core and there will be minor seepage losses to the south through the clay core compared to the surface runoff on the south side of the embankment. The south side of the dam water will impound to an elevation of 1,107.70 masl before spilling into Coulter Creek watershed. Most of the flow into the Coulter Creek drainage will come from surface runoff and snow melt. In addition, floating turbidity fences will be placed around the active disposal areas to further aid in minimizing the migration of fine-grained suspends solids. In winter, a large enough area will be cleared of ice around disposal areas to allow the installation of the fences.
PAG waste rock will be deposited at the north end of the facility. PAG waste rock deposition will use a berm approach, depositing PAG waste across the facility from west to east. The berms will be constructed 2 m above the water surface with a crest width of 65 m to provide sufficient operating area for haul trucks, dozers, excavators, and a dragline excavator. Once completed the next berm will be constructed next to the completed berm. During the construction of the next berm, a dozer and dragline excavator will remove the upper 5 m and place the material to the south of the berm to minimize sediment migration to the north due to excavation operations. The final height of the berm will be 3 m below the water surface during operations and all materials will be 5 m below the water surface post closure.
Tailings will be slurried from the process plant to the TMSF by way of a pipeline, which would extend onto the TMSF to a floating barge and during winter holes will be drilled through the ice and the tailings line will be placed through the hole to the bottom of the TMSF. Due to the fine ore grind (P80 = 35 µm), the end of the pipeline will be positioned close to the bottom of facility (deposited tailings) along with a manifold with multiple port to reduce the velocity of the tailings slurry exiting the pipe along with an inline flocculant dosing station near the waters edge to maximize settling and minimize entrainment of fine particles to the surface of the TMSF. In addition, a floating turbidity fence will be placed around the barge to minimize migration of fine grain suspended solids and in winter a large enough area around the pipeline will be cleared of ice to install the fence. The minimum water depth over the tailings would be 3 m during operations and 5 m at closure to prevent both wind and ice remobilization of the tailings and prevent any PAG tailings from generating acid.
Water Supply
Fresh water makeup for the plant and potable supplies will be sourced from aquifers. Water pumped from the mine will meet the bulk of processing needs with any process water deficiency being recycled from Tom MacKay Storage Facility. Test boreholes have indicated good groundwater potential in bedrock associated with geological structures, and these should be targeted for establishing wellfields for the Eskay Creek Project.

Water Management
The objective of surface water management is to protect groundwater and surface water resources. Feasibility Study infrastructure and upstream catchments for the Eskay Creek Project were delineated based on topography data and footprints of facilities.
Contact and non-contact water are managed separately for the Eskay Creek Project. Contact water is captured and transported in collection ditches and pipelines to sediment ponds, sumps, and contact water ponds. For roads, runoff will be captured in collection ditches and conveyed to sediment ponds, to remove greater than 10 microns particles prior to discharging into the environment. Contact water from the open pits, WRSF, ore stockpile, process plant pad will be capture in collection ditches and conveyed to pit sumps, ponds 5 and 6. All runoff collected in these sumps and pond 6 will be pumped to pond 5. Then all water from pond 5 will be pumped to the process plant and used in mining operations or pumped with the tailings to TMSF.
Currently, there are no diversion channels, collection ditches, or water treatment facility for the subaqueous deposition of the PAG waste rock and tailings in TMSF. Non-contact water is diverted around other mine infrastructure, where possible, through diversion channels, culverts, and creek crossings.
Non-contact water will be conveyed around mine facilities in diversion channels where possible.
Snow Management
A snow management plan will be required to manage snow accumulation during the Eskay Creek Project operations since the Eskay Creek Project site is in a snow-dominant region. The mine site is at an average elevation of 1,100 metres. The area experiences heavy rain and snow, with an average precipitation of 2,020 mm per year. The practices and proposed structures outlined in this plan have been developed to manage snow from pit, plant site, WRSF and haul roads.
Accommodation
During construction period, a temporary 210-person rental camp for construction will be established and utilized together with the existing 227 beds at the historical camp. This rental camp will continue to operate during the first three years of operation, while a new 180 bed permanent operations camp will be constructed near the process plant area. This operation camp, together with 200 person modules that will be progressively relocated to this area from the historical camp will comprise the ultimate operational camp for the remaining life of mine, complete with all the required common facilities.
Buildings
The following enclosed areas and buildings are considered in the design, in order to support the facilities and operations of the Eskay Creek Project:
•
Process Plant Building: This will be a 210m (long) x 36m (wide) pre-engineered building fully enclosed with metal cladding complete with HVAC.

•
Crushing Plant Building: The building (29 m long by 9m wide) will be located over the primary crusher, control room and rock breaker equipment, adjacent to the ROM pad.

•
Truck Workshop and Offices: This will be a 23 m (long) by 85 m (wide) pre-engineered building supported on a concrete foundation. The ground floor will be used for vehicle maintenance and washdown, with upper levels of the building dedicated to the changerooms and offices.

•
Fuel storage station: The fuel station will consist of a 50 m (long) x 70 m (wide) open-air area including truck manoeuvring space. The area will be covered by a roof to protect against snow build-up.

•
Plant Maintenance Shops & Warehouse: The plant maintenance shops and warehouse will located at the western end of the process plant building with a separated wall and will be 18 m wide by 36 m long.

•
Main Administration Building & Process Plant Offices: 18 m (wide) x 18 m (long), double-storey building located adjacent to the process plant.

•
Assay and Geochemical Laboratory: The assay and geochemical laboratory will be a 19.5 m (long) by 12.5 m (wide) building and will house equipment for guiding ongoing mining and process plant operations.

•
Temporary Camp: a 210-bed camp, complete with required facilities (kitchen, gym, lunchrooms, etc,) which will be constructed near the Forest Kerr area.

•
Permanent Operations Camp: a 380-bed facility, which is intended to utilize the 200-bed existing facility, relocated near the process plant area, and complemented by a new 180-bed camp, complete with all the required services and facilities.

•
Other Facilities: which includes gate house, truck scale, onsite landfill facility, propane storage area, tire repair shop

Concrete Transportation
Concentrate will be loaded using front end loaders into highway haul trucks (72,300 kg GVW) up to 49 t concentrate per truck (24.5 t per tandem dump trailer). Concentrate will be trucked using the main site access road and Highway 37 under a “bulk haul” permit from the Province of BC Ministry of Highways to move concentrate from the mine approximately 250 km to Stewart Bulk Terminals (“SBT”). SBT is a multi-commodity port facility with up to 16,000t storage for Skeena’s gold concentrate in a dedicated storage building with existing conveying load out infrastructure. Concentrate will be loaded onto bulk carrier ships at SBT via its existing ship loading infrastructure.
Market Studies and Contracts
The Eskay Creek operation will produce a precious metal concentrate on site, which will then be shipped out of the province to processing facilities. There is currently no contract in place with any smelter or buyer for the concentrate.
Metal price selection of US$1,700/oz Au and US$19/oz Ag was based on a survey of recently published feasibility studies, long-term analyst consensus prices and the two-year trailing average of gold (US$1,826/oz) and silver (US$24/oz) prices as of September 6, 2022.
Given the complexity of the Eskay Creek concentrate, combined with the historical production of relatively difficult-to-market concentrates from the mine during its previous operational period, two independent, preliminary market studies were completed to support the NSR used in the 2021 PFS, which was retained in the feasibility study. Concentrate quality parameters are based on the results of ICP analysis of gold-silver concentrates produced during the testwork program performed by BaseMet.
An independent market study was completed by Open Mineral AG to support the NSRs used in the 2022 FS and provide opinions on potential smelters, treatment charges and penalties, and net gold and silver payable. In the opinion of the QP, the reports are suitable for use in this study and the selected smelter terms accurately reflect the potential treatment charges, penalties and net smelter returns for the Eskay Creek concentrates. Based on the predicted analysis, the Eskay Creek concentrates will be saleable.
The relatively high levels of deleterious elements, particularly mercury in the initial years of operation, may require that concentrate sales be spread across several buyers since individual smelters are likely to need to blend small volumes of concentrate with cleaner concentrates to remain within acceptable limits. An alternative option is to sell the concentrate to traders who may be able to buy all concentrate and spread distribution across a range of end customers, potentially including a mix of gold and copper smelters. Expectations of NSR may be achieved and penalties for deleterious elements may be minimized. Concentrate grades for gold, silver, mercury, antimony, and arsenic are expected to vary throughout the life of mine which will impact the marketability and net revenue. Concentrate volumes are expected to decrease over the mine life as the feed grade decreases. This should result in an easier blending of the deleterious elements out of the concentrate over time.
The most likely market for the concentrate is China, where the material will be imported as a gold concentrate (exceeding the minimum gold content criterion) and will therefore not be subject to arsenic import limits that would be imposed on base metal concentrate imports. The Chinese market offers the best payable terms and does not penalize mercury at the expected amounts in the Eskay Creek concentrate. Chinese gold smelters can typically monetize antimony at the levels found in the Eskay Creek concentrates.

No contracts have been entered into at the Eskay Creek Technical Report effective date for mining, concentrating, smelting, refining, transportation, handling, sales and hedging, and forward sales contracts or arrangements. It is expected that the sale of concentrate will include a mixture of long-term and spot contracts.
Environmental Studies, Permitting & Social or Community Impact
Environmental Considerations
Several environmental studies were completed at the Eskay Creek mine under various owners. Environmental monitoring was also completed during and after operations. In 2020, Skeena began additional geochemical, environmental, social, economic, heritage and health baseline studies to reflect current environmental and social conditions. These studies will help refine the Eskay Creek Project design and support applications for provincial and federal regulatory approvals.
The main waste management issue for the Eskay Creek Project is the prevention and control of metal leaching/acid rock drainage (ML/ARD) from the tailings and waste rock and management of water throughout the site to avoid potential long-term impacts to water quality and natural resources. NAG waste rock will be deposited in two locations: approximately 90% will be stored during mine operations in the waste rock storage facility (WDW, Section 16) that will be located to the west of the north pit. Small quantities of NAG waste rock will be used as construction material for berms and small waste dumps adjacent to the north pit along the Tom MacKay creek channel. Detailed closure planning and engineering will be undertaken once the conceptual closure plan is finalized after engagement with regulators and Indigenous Nations. Conceptually, it may involve relocating a substantial volume of NAG waste rock (several million tonnes) backhauled to the north pit to cover PAG pit walls and benches to mitigate MLARD risks and this will be defined during detailed closure planning. PAG waste rock will be deposited in the TMSF with a water cover. Tailings will be deposited sub-aqueously in the permitted TMSF with a water cover. In 2020, a geochemical study was initiated on new waste rock, ore, tailings and overburden sources for the Eskay Creek Project together with the existing tailings in TMSF. The purpose of this study was to update and inform waste management decisions for the Eskay Creek Project design. To manage the potential for ML/ARD, Skeena has incorporated design features and mitigation measures that are consistent with best practices for waste and water management.
Site water management will be a critical component of the Eskay Creek Project design. Mine water can be divided into two categories depending on the potential for contamination:
•
Non-contact water from upstream catchments that has not been in contact with mine workings and surface infrastructure will be kept from water which will come into contact with mine workings and surface infrastructure. Non-contact water will be diverted around the mine site as much as possible.

•
Contact water will interact with potential sources of contamination including seepage from the WRSF, temporary stockpiles, process water, infrastructure surface runoff, and pit dewatering. Contact water will be collected, assessed and if required, managed to meet permit discharge limits prior to discharge. Process water will be discharged to the TMSF.

•
Strategies for water management include collecting contact surface water from disturbed areas to manage surface water erosion; recycle mine-contact water whenever possible; and monitor and manage water quality to meet discharge standards prior to discharge.

Closure and Reclamation Planning
The objective of the mine closure strategy for the mine will be to have a stable, revegetated site with mitigation of potential ML/ARD and water quality risks that is consistent with the Tahltan and Skeena’s agreed social and environmental design principles and post-mining land uses. A closure and reclamation plan will be developed during the permitting process to achieve post-mining land use objectives (e.g. wildlife habitat and traditional use opportunities), in consideration of Indigenous interests. Closure planning will include Indigenous groups and stakeholders to determine post-mining land use objectives and supporting strategies, including addressing regulatory requirements. Achieving the desired outcomes will be an iterative process during the design and permitting process and incorporate social, environmental, engineering, technical, and Tahltan criteria. Closure activities will be completed progressively throughout mine operations as guided by the reclamation plan.

In accordance with the Mines Act permit, mine closure, reclamation and post-closure costs are updated every 5 years to reflect the current liability, and to inform the establishment of a reclamation security bond.
Social Considerations
Northwestern BC is a sparsely populated and relatively undeveloped region of the province. Many of the smaller communities have predominantly Indigenous populations that are at a distance from one another as well as from the main regional centres of Smithers and Terrace. Land and resource uses within the region include trapping, guided hunting, commercial recreation and outdoor recreation including fishing, hunting, camping, hiking, snowmobiling, all-terrain vehicle riding and skiing. In the vicinity of the Eskay Creek Project, there are mineral, water and range tenures, guide outfitter, and traplines. There are seasonal use Tahltan cabins along the Eskay mine access road. Community and socio-economic impacts of the Eskay Creek Project can potentially be very favourable for the region, as new long-term opportunities are created for local and regional workers.
Provisions for consultation with Indigenous Nations and the public are a component of the provincial and federal legislation for both the economic assessment (“EA”) and impact assessment (“IA”) processes and permitting activities. Skeena is implementing an engagement plan for the Eskay Creek Project as required by the provincial and federal EA processes in collaboration with TCG. This plan provides a summary of Skeena’s engagement activities as well as serve as a guide for Skeena’s engagement activities with identified Indigenous Nations and stakeholders throughout the EA/IA process. The engagement plan was submitted with the initial project description in July 2021 to begin the early engagement phase of the EA/IA process and continues to guide engagement efforts. Ongoing and future engagement and consultation measures by Skeena are driven by best practices as well as Skeena’s internal company policies. These measures will address federal and provincial regulations and Indigenous Nation preferences.
Skeena recognizes engagement and support of The Eskay Creek Project from Indigenous Nations from initial project design until post- closure is critical for the success of the Eskay Creek Project. Skeena is consulting and engaging with local Indigenous Nations to gain that support, yet also recognizes this is part of the EA process at both the provincial and federal level. Engagement with local Indigenous Nations will continue throughout the Eskay Creek Project design, construction, operations, closure, and post-closure. The Eskay Creek Project is located within the traditional territory of the Tahltan Nation and the asserted territory of the Tsetsaut Skii Km Lax Ha. The historical environmental process and subsequent expansions included consultation with the Iskut Band, Tahltan Band, and the Tahltan Central Government. Eskay Creek Project traffic will use Highways 37 and 37A which pass through the Nass Area and Nass Wildlife Area (as defined by the Nisga’a Final Agreement) and the traditional territory of the Gitanyow Nation.
The proposed Eskay Creek Project is anticipated to undergo a concurrent EA/IA, called a substituted process, under federal and provincial regulations and will also be reviewed concurrently by the Tahltan Nation for a consent decision. Since the Eskay Creek mine has two existing certificates from 2000 and 1994, one or both will be amended through a substituted EA/IA process. The Eskay Creek mine went through two EA processes in its history. An application for a mine development certificate (“MDC”) was approved in 1994 and the MDC was issued under previous environmental review legislation and is considered equivalent to an EA certificate under present legislation. In 2000, an application for an EA certificate was reviewed and a project approval certificate was approved for disposal of mine tailings into Tom MacKay Lake and is also equivalent to a present-day EA certificate.
The 1993 the MDC enabled the previous operator to obtain construction/operation permits under the Mines Act, to build the Eskay Creek mine, including underground mining, surface workings, and use of Albino Lake as a WRSF and offsite shipping of ore. In 1997, permits were amended to build a mill onsite and dispose of tailings with waste rock to Albino Lake. Once The Eskay Creek Project approval certificate was issued in 2000 for the use of Tom MacKay Lake as a tailings disposal facility, construction and operation permits were obtained. The deposition of mine waste in Albino Lake and Tom MacKay Lake for the former underground mine was listed under Schedule 2 — Tailings Impoundment Areas, of the federal Fisheries Act.
For the proposed Eskay Creek Project, Skeena will undertake a substituted regulatory assessment process to amend an existing EA certificate or obtain a new EA certificate for the open pit project. The process to follow for the EA/IA is being developed with the provincial and federal regulators, the Tahltan Nation and

Skeena based upon the legislative steps, criteria, and procedures. After obtaining the EAC, the Eskay Creek Project will require permits and authorizations in accordance with provincial and federal legislation and regulations prior to construction, operation and ultimately mine closure. An updated mine reclamation security bond will be established for the open pit project in conjunction with the updated mine plan and reclamation program under the Mines Act.
Skeena will apply for amended or new permits to support the technical bulk sample (not subject to a new EA/IA) prior to the EAC is issued for the open pit project. Separate amendments or new construction and operating permits for the open pit operation will be applied for after the EAC is issued.
Skeena will engage and collaborate with federal, provincial, regional, and municipal government agencies and representatives as required with respect to topics such as land and resource management, protected areas, official community plans, environmental and social baseline studies, and effects assessments. Skeena will form a project-specific working group at the early stages of the EA/IA process, which will include representatives from government reviewers and Indigenous representatives. Skeena will consult with the working group on project-related developments during the EA/IA process. Skeena will consult with the public, Indigenous Nations and relevant stakeholder groups, including tenure holders, businesses, economic development organizations, businesses and contractors (e.g., suppliers and service providers), and special interest groups (e.g. environmental, labour, social, health, and recreation groups).
Capital & Operating Costs
Capital Costs
The estimate conforms to Class 3 guidelines for a feasibility study level estimate with a ±15% accuracy according to the Association of the Advancement of Cost Engineering International (AACE International).
The capital cost estimate summarized in Table 1-5 provides a summary of the Eskay Creek Project capital cost estimate, with costs grouped into major scope areas as presented in Skeena’s news release dated September 8, 2022 titled “Skeena Completes Robust Feasibility Study for Eskay Creek: After-Tax NPV (5%) of C$1.4B, 50% IRR and 1 Year Payback”.
The costs are expressed in Q1 2022 Canadian dollars and include all costs related to the Eskay Creek Project (e.g., mining, site preparation, process plant, tailings facility, power infrastructure, camp, owners’ costs, spares, first fills, buildings, roadworks, and off-site infrastructure).
The Eskay Creek Project will be constructed in two distinct phases: Initial (3.0 Mt/a), and Expansion to 3.7 Mt/a. The estimate is based on an EPCM execution approach for the process/infrastructure areas, and a EPCM execution for the civil-earthworks camp, and power infrastructure packages.
The following parameters and qualifications were considered:
•
No allowance has been made for exchange rate fluctuations.

•
There is no escalation added to the estimate.

•
A growth allowance is included.

•
For equipment sourced in United States dollars, relevant exchange rates were used to convert to Canadian currency.

•
Data for the estimates have been obtained from numerous sources, including:

•
mine schedules;

•
feasibility-level engineering design;

•
topographical information obtained from the site survey;

•
geotechnical investigations;

•
Firm and budgetary equipment quotes from Canadian and international suppliers;

•
budgetary unit costs from numerous local BC contractors for civil, concrete, steel, electrical, piping and mechanical works; and

•
data from similar recently completed studies and projects.

Major cost categories (permanent equipment, material purchase, installation, subcontracts, indirect costs, and owner’s costs) were identified and analysed. A percentage of contingency was allocated to each of these categories on a line-item basis based on the accuracy of the data. An overall contingency amount was derived in this fashion.
As outlined in Table 1-5, the total capital cost is approximated $911M over the LOM and the costs are defined as follows:
•
Initial capital costs: include the costs required to construct all the surface facilities, and open pit development to commence a 3.0 Mt/a operation. The initial capital cost is estimated to be C$591.7M.

•
Expansion and sustaining costs: include the capital cost required to expand the throughput to 3.7Mt/a operation and required to sustain operations, with the most significant component being open pit mine development. The expansion and sustaining costs are C$180M over the LOM.

•
Closure costs: include all the costs required to close, reclaim, and complete ongoing monitoring of the mine once operations conclude. Closure costs total C$138M.

Of the total initial capital costs, more than 90% of the Eskay Creek Project costs were derived from first principles bulk material take-offs and equipment sizing calculations, with supporting quotations for major equipment, and contractor supply/installation rates.
Table 1-5:   Project Capital Cost Estimate
	Initial	Expansion & Sustaining	Closure	LOM Total
Mine
Mine Development (C$M)	98	10	—	108
Mine Other (C$M)	19	9	—	28
Mine Equipment (C$M)	8	21	—	29
Sub-Total Mine (C$M)	125	40	—	166
Process Plant
Processing (C$M)	178	32	—	210
Earthworks (C$M)	19	2	—	21
Sub-Total Processing (C$M)	197	34	—	231
Infrastructure
Onsite Infrastructure (C$M)	69	65	—	134
Offsite Infrastructure (C$M)	50	23	—	73
Sub-Total Infrastructure (C$M)	119	88	—	207
Total Directs (C$M)	442	162	—	604
Indirects (C$M)	74	10	—	84
Total Directs + Indirects (C$M)	516	171	—	687
Owner’s Costs (C$M)	30	—	—	30
Total excluding Contingency (C$M)	546	171	—	717
Project Contingency (C$M)	47	9	—	56
Sub-Total Including Contingency (C$M)	592	180	—	773
Closure (C$M)	—	—	138	138
Total (C$M)	592	180	138	911

*
Numbers above are rounded to the nearest integer, therefore some sub-totals may not balance due to rounding.

Operating Costs
The estimate conforms to Class 3 guidelines for a feasibility study level estimate with a ±15% accuracy according to the Association of the Advancement of Cost Engineering International (AACE International).
The operating cost estimate includes mining, processing, general and administration (G&A), and accommodations costs. The operating cost estimates for the life of mine are provided in Table 1-6.
Table 1-6:   Operating Cost Estimate Summary (C$)
Tonnes Milled Operating Cost	Initial 3.0 Mt/a (typical)		Expansion 3.7 Mt/a (typical)		LOM
	C$M/a	C$/t milled	C$M/a	C$/t milled	C$M	C$/t milled
Mining	137	45.71	97	26.21	901	30.12
Process operations and maintenance	52	17.39	60	16.23	506	16.91
G&A	16	5.38	12	3.11	126	4.20
Total	205	68.47	169	45.56	1.533	51.24

3.0Mt/a costs represent a typical production year in the initial phase
3.7Mt/a costs represent a typical production year in the expansion phase. Mining declines and more material reclaimed from stockpiles after Y6 toward Y9.
The operating cost estimates are based on the following assumptions:
•
Based on Q1 of 2022 Canadian dollars without allowances for inflation.

•
For equipment sourced in United States dollars, relevant exchange rates were used to convert to Canadian currency.

•
Crushing availability of 70% and plant availability of 92%

•
Propane Cost — C$0.60/L

•
Gasoline Cost — C$1.44/L (3-year- trailing average)

•
Diesel Cost — C$1.28/L (3-year trailing average)

•
Power Cost — C$0.06/kWh

•
Labour was assumed to be sourced locally within the region, within BC and Alberta

Economic Analysis
An engineering economic model was developed to estimate annual pre-tax and post-tax cash flows and sensitivities of the Eskay Creek Project based on a 5% discount rate. It must be noted, however, that tax estimates involve many complex variables that can only be accurately calculated during operations and, as such, the after-tax results are only approximations. Sensitivity analysis was performed to assess impact of variations in metal prices, head grades, operating costs and capital costs. The economic analysis has been run with no inflation (constant dollar basis).
The economic analysis was performed using the following assumptions:
•
Pre-production and ramp-up period of three years;

•
Mine life of 9 years;

•
Base case gold price of US$1,700 /oz and silver price of US$19/oz were based on consensus analyst estimates and recently published economic studies. The forecasts used are meant to reflect the average metal price expectation over the life of the Eskay Creek Project. No price inflation or escalation factors were taken into account. Commodity prices can be volatile, and there is the potential for deviation from the forecast;

•
United States to Canadian dollar exchange rate assumption of 0.76 (US$/C$);

•
Cost estimates in constant Q1 2022 C$ with no inflation or escalation factors considered;

•
Results are based on 100% ownership with 2% NSR;

•
Capital costs funded with 100% equity (i.e. no financing costs assumed);

•
All cash flows discounted to start of construction;

•
All metal products are assumed sold in the same year they are produced;

•
Eskay Creek Project revenue is derived from the sale of gold concentrate into the international marketplace;

•
No contractual arrangements for smelting or refining currently exist;

•
The Eskay Creek Project was assumed to be subject to the following tax regime;

•
The Canadian corporate income tax system consists of the federal income tax (15%) and the provincial income tax (12%); and

•
The BC minerals tax was modelled using a net current proceeds rate of 2% and a net revenue tax rate of 13%.

Total tax payments are estimated to be C$983 M over the LOM.
A 2% NSR royalty has been assumed for the Eskay Creek Project, resulting in approximately C$100M in royalty payments over life of mine.
The economic analysis was performed assuming a 5% discount rate. The pre-tax net present value discounted at 5% (NPV 5%) is C$2,094 M, the internal rate of return IRR is 59.5%, and payback is 1 year. On an after-tax basis, the NPV 5% is C$1,412 M, the IRR is 50.2%, and the payback period is 1 year.
A summary of the Eskay Creek Project economics is included in Table 1-7 and shown graphically in Figure 1-6.
Table 1-7:   Summary of Economic Results
Description	Units	Values
After-Tax NPV (5%)	(C$M)	$1,412
After-Tax IRR		50.2%
After-Tax Payback Period	(yrs)	1.0
After-Tax NPV / Initial Capex		2.4
Pre-Tax NPV (5%)	(C$M)	$2,094
Pre-Tax IRR		59.5%
Pre-Tax Payback Period	(yrs)	0.99
Pre-Tax NPV / Initial Capex		3.5
Average Annual After-Tax Free Cash Flow (Year 1-9)	(C$M)	$293
LOM After-Tax Free Cash Flow	(C$M)	$2,110

Figure 1-6:   Projected LOM Cashflow

Note: Figure prepared by Ausenco Engineering, 2022.
Sensitivity Analysis
A sensitivity analysis was conducted on the base case pre-tax and after-tax NPV and IRR of The Eskay Creek Project, using the following variables: metal price, discount rate, foreign exchange rate, capital costs, and operating costs. Analysis revealed that the Eskay Creek Project is most sensitive to changes in metal prices and exchange rates, and then to a lesser extent, to operating costs and capital costs. the Eskay Creek Project economics are less sensitive to head grades due to the impact of variable mineralogy, lower concentrate grades and penalty elements on concentrate net smelter returns. Table 1-8 summaries the sensitivity analysis results. Figure 1-2 shows the pre-tax and post-tax sensitivity analysis findings.
Table 1-8:   Sensitivity Analysis Summary
Sensitivity Summary	Even Lower Case	Lower Case	Base Case	Higher Case	Upside Case
Gold Price (US$ / oz)	1,500	1,600	1,700	1,800	1,900
Silver Price (US$ / oz)	15	17	19	21	23
After-Tax NPV (5%) (C$M)	1,044	1,228	1,412	1,596	1,780
After-Tax IRR (%)	41.0	45.7	50.2	54.6	58.7
After-Tax Payback (years)	1.29	1.14	1.01	0.93	0.83
After-Tax NPV / Initial Capex	1.8x	2.1	2.4	2.7	3.0
Average Annual After-tax Free Cash Flow (year 1-10) (C$M)	237	265	293	321	350

Figure 1-7:   NPV & IRR Sensitivity Results

Pre-Tax NPV 5% (C$M)
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
–
(20.0%)
(10.0%)
–
10.0%
20.0%
Metal Price (+/-%)
Operating Cost (+/-%)
Total CAPEX (+/-%)
FX (+/-%)
Post-Tax NPV 5% (C$M)
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
–
(20.0%)
(10.0%)
–
10.0%
20.0%
Metal Price (+/-%)
Operating Cost (+/-%)
Total CAPEX (+/-%)
FX (+/-%)
Pre-Tax IRR (%)
80.0%
70.0%
60.0%
50.0%
40.0%
30.0%
(20.0%)
(10.0%)
–
10.0%
20.0%
Metal Price (+/-%)
Operating Cost (+/-%)
Total CAPEX (+/-%)
FX (+/-%)
Post-Tax IRR (%)
80.0%
70.0%
60.0%
50.0%
40.0%
30.0%
(20.0%)
(10.0%)
–
10.0%
20.0%
Metal Price (+/-%)
Operating Cost (+/-%)
Total CAPEX (+/-%)
FX (+/-%)

Note: Figure prepared by Ausenco Engineering, 2022.
Interpretation and Conclusions
Information from legal experts and Skeena’s in-house experts support that the tenure held is valid and sufficient to support a declaration of mineral resources and mineral reserves.
The exploration programs completed to date are appropriate for the style of the deposits in the Eskay Creek Project area.
Sampling methods are acceptable for mineral resource and mineral reserve estimation. The mineral reserve and mineral resource estimations for the Eskay Creek Project both conform to industry-accepted practices and are reported using the 2014 CIM Definition Standards.
The proposed mine life includes three years of pre-stripping and 8 years of mining. Mill feed will be stockpiled during the pre-production years which will feed the mill after mining operations. A technical sample and two small quarries will be mined in pre-production so that process performance of the mill can be evaluated with a large representative feed sample of approximately 10 kt.
The process plant flowsheet designs were based on testwork results and industry-standard practices. The flowsheet was developed for optimum recovery while minimizing capital expenditure and life of mine operating costs. The process methods are conventional to the industry. The comminution and recovery processes are widely used with no significant elements of technological innovation.
No technical or policy issues are anticipated for obtaining the required project permits and approvals, given the previous long mining history.
The overall Eskay Creek Project timeline will comprise three years of construction, during which time major activities will include bulk earthworks, development of the open pit mine and onsite and offsite infrastructure, and construction of the processing plant. Towards the end of construction, some pre-production will be fed to the processing plant. The processing plant will then operate for nine years, with a plant expansion to enable higher throughput taking place by the end of Year 5.

ESKAY CREEK PROJECT — RECENT UPDATES
Eskay Deeps Modelling and Targeting Project
In April 2022, updated modelling and interpretation of the Eskay rift to the northeast of the Eskay Creek 21 zone deposits was completed through the incorporation of new geophysical data, improved lithogeochemical understanding and structural studies. The resulting product defined the strike extension of the Eskay Creek Rift and shows it has been offset northwest of its previously inferred trend. New drill targets were subsequently defined in areas with very limited historic drill testing.
Consent-Based Agreement
On June 6, 2022, the Corporation announced that the Eskay Creek Project, located in Tahltan Territory, will be the first mining project to have permits authorized by an Indigenous Government, as a result of the consent-based decision-making agreement reached by the Province of British Columbia and the Tahltan Central Government.
CONSOLIDATED CAPITALIZATION
There have been no material changes in the share and loan capital of the Corporation since September 30, 2022 to the date of this Prospectus.
USE OF PROCEEDS
The following table provides an update on the use of net proceeds raised in the Bought Deal Financing as disclosed in the Corporation’s Prospectus Supplement dated September 20, 2022, along with the amounts actually expended as of December 31, 2022.
Planned Use of Proceeds	Amount	Actual Use of Proceeds	Amount
Purchase of half (0.5%) Barrick NSR Royalty	$17,500,000	Purchase of half (0.5%) Barrick NSR Royalty	$17,500,000
Environmental and engineering optimization – Eskay Creek	$4,725,002	Environmental and engineering optimization – Eskay Creek	$1,000,000
Permitting – Eskay Creek	$2,500,000	Permitting – Eskay Creek	$1,000,000
Exploration – Eskay Creek	$1,500,000	Exploration – Eskay Creek	$1,500,000
General working capital	$1,500,000	General working capital	$750,000
The balance of the proceeds remaining from the Bought Deal Financing are intended to be used as previously planned: (i) to fund environmental and engineering optimization activities at Eskay Creek, (ii) to fund permitting at Eskay Creek, and (iii) for general working capital purposes.
Unless otherwise specified in a Prospectus Supplement, the net proceeds to Skeena from the sale of the Securities are currently intended to be used (i) to fund exploration activities on certain of the Corporation’s properties, (ii) to fund environmental and engineering optimization activities at Eskay Creek, and (iii) for general working capital purposes. More detailed information regarding the use of proceeds from the sale of Securities, and each of the principal purposes for which the Corporation intends to use those net proceeds, may be set forth in the applicable Prospectus Supplement. The Corporation may also, from time to time, issue securities (including the Securities) other than pursuant to a Prospectus Supplement to this Prospectus.
However, while detailed information regarding the use of proceeds from the sale of our Securities may be described in the applicable Prospectus Supplement, the Corporation will have broad discretion over the use of the net proceeds from an offering by the Corporation of its Securities. The final use of proceeds with respect to any particular offering may be impacted by various risk factors that may impact the Corporation’s business, financial condition and results of operations. See “Risk Factors”.
As of the date of this Prospectus, the Corporation is in the exploration and evaluation stage with respect to its mineral property interests and has not, as yet, achieved commercial production. The Corporation has limited cash resources, as compared with its planned expenditures, has incurred significant operating losses and negative cash flows from operations in the past, and will require additional funding in order to continue operations. The Corporation anticipates the proceeds raised in connection with the sale of the Securities will be used to fund activities that will contribute to negative cash flow in the near term. The Corporation anticipates that it will remain in a state of negative operating cash flow until commercial production is achieved, at which time the Corporation anticipates beginning to generate positive cash flow from operations.
PLAN OF DISTRIBUTION
The Corporation may sell Securities: (i) to or through underwriters or dealers, (ii) directly to purchasers, (iii) through agents, or (iv) through a combination of any of these methods of sale. The distribution of the Securities of any series may be effected from time to time in one or more transactions.
In connection with the sale of the Securities, underwriters, dealers or agents may receive compensation from the Corporation or from other parties, including in the form of underwriters’, dealers or agents’ fees, commissions or concessions. Underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters for the purposes of applicable Canadian securities legislation and any such compensation received by them from the Corporation and any profit on the resale of the Securities by them may be deemed to be underwriting commissions.
Each Prospectus Supplement with respect to Securities being offered will set forth the terms of the offering, including:
•
the name or names of any underwriters, dealers or other placement agents;

•
the number and the purchase price of, and form of consideration for, Securities;

•
any proceeds to the Corporation; and

•
any commissions, fees, discounts and other items constituting underwriters’, dealers’ or agents’ compensation.

In connection with any offering of Securities, the underwriters may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities at a level other than those which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time. Any purchaser who acquires securities forming part of the underwriters’ over-allocation position acquires such securities under the applicable Prospectus Supplement, regardless of whether the over-allocation position is ultimately filled through the exercise of the over-allocation option or secondary market purchases.
Securities may be sold, from time to time, in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Corporation.
Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with Securities offered by that Prospectus Supplement
Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by us against certain liabilities, including liabilities under the U.S. Securities Act and applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with, or perform services for, the Corporation in the ordinary course of business.

Each distribution of Securities will be a new issue of securities for which (other than the Common Shares) there is no established trading market. Unless otherwise specified in a Prospectus Supplement relating to a series of Securities, the Securities (other than Common Shares) will not be listed on any securities exchange.
In connection with any offering of Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.
DESCRIPTION OF SHARE CAPITAL
General Description of Capital Structure
Skeena is authorized to issue an unlimited number of Common Shares. As at January 30, 2023, there were 77,798,584 Common Shares issued and outstanding.
Common Shares
Each Common Share carries the right to attend and vote at all general meetings of shareholders. Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the board of directors of the Corporation (the “Board of Directors”) at its discretion from funds legally available for the payment of dividends and upon the liquidation, dissolution, or winding up of the Corporation are entitled to receive on a pro rata basis the net assets of the Corporation after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions, and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption, or conversion rights, nor do they contain any sinking or purchase fund provisions.
The Securities offered pursuant to this Prospectus may include Common Shares issuable upon exercise of any Debt Securities or Warrants or upon conversion of any Debt Securities or Subscription Receipts.
Dividend Policy
The Corporation has not paid any dividends on the Common Shares since incorporation and does not anticipate paying dividends in the immediate future. The payment of future dividends, if any, will be reviewed periodically by the Board of Directors and will depend upon, among other things, conditions then existing including earnings, financial conditions, cash on hand, financial requirements to fund its commercial activities, development and growth, and other factors that the Board of Directors may consider appropriate in the circumstances.
DESCRIPTION OF DEBT SECURITIES
As of the date of this Prospectus, the Corporation has no Debt Securities outstanding. The Corporation may issue Debt Securities, separately or together, with Common Shares, Warrants, Subscription Receipts or Units or any combination thereof, as the case may be. The Debt Securities will be issued in one or more series under an indenture (the “Indenture”) to be entered into between the Corporation and one or more trustees that will be named in a Prospectus Supplement for a series of Debt Securities. To the extent applicable, the Indenture will be subject to and governed by the U.S. Trust Indenture Act of 1939, as amended, and the BCBCA. A copy of the form of the Indenture to be entered into has been filed with the SEC as an exhibit to the registration statement and will be filed with the securities commissions or similar authorities in Canada when it is entered into. The description of certain provisions of the Indenture or of any instalment receipt and pledge agreement (see below) in this section do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture or of any instalment receipt and pledge agreement, as applicable. Terms used in this summary that are not otherwise defined herein have the meaning ascribed to them in the Indenture or instalment receipt or pledge agreement, as applicable. Prospective purchasers should refer to the Prospectus Supplement and the Indenture or instalment receipt or pledge agreement, as applicable, relating to the specific Debt Securities being offered for the complete terms of the Debt Securities. The particular terms relating to Debt Securities offered by a Prospectus Supplement will be described in the related Prospectus Supplement. This description may include, but may not be limited to, any of the following, if applicable:
•
the specific designation of the Debt Securities;

•
the price or prices at which the Debt Securities will be issued;

•
any limit on the aggregate principal amount of the Debt Securities;

•
the date or dates, if any, on which the Debt Securities will mature and the portion (if less than all of the principal amount) of the Debt Securities to be payable upon declaration of acceleration of maturity;

•
the rate or rates (whether fixed or variable) at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Debt Securities that are in registered form;

•
the terms and conditions under which we may be obligated to redeem, repay or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or otherwise;

•
the terms and conditions upon which we may redeem the Debt Securities, in whole or in part, at our option;

•
the covenants and events of default applicable to the Debt Securities;

•
the terms and conditions for any conversion or exchange of the Debt Securities for any other securities;

•
whether the Debt Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Debt Securities which are in bearer form and as to exchanges between registered form and bearer form;

•
whether the Debt Securities will be issuable in the form of registered global securities (“Global Securities”), and, if so, the identity of the depositary for such registered Global Securities;

•
the authorized denominations in which registered Debt Securities and bearer Debt Securities will be issuable, as applicable;

•
each office or agency where payments on the Debt Securities will be made and each office or agency where the Debt Securities may be presented for registration of transfer or exchange;

•
the currency in which the Debt Securities are denominated or the currency in which we will make payments on the Debt Securities;

•
material Canadian federal income tax consequences and U.S. federal income tax consequences of owning the Debt Securities;

•
any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities;

•
whether or not the Debt Securities will be guaranteed by some or all of the subsidiaries of the Corporation, and the terms of any such guarantees;

•
whether the Debt Securities (or instalment receipts representing the Debt Securities, if applicable) will be listed on any securities exchange; and

•
any other terms of the Debt Securities which apply solely to the Debt Securities.

Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.
The Debt Securities offered pursuant to this Prospectus and any Prospectus Supplement may be represented by instalment receipts which will provide for payment for the Debt Securities on an instalment basis, the particular terms and provisions of which will be described in the applicable Prospectus Supplement and set out in an instalment receipt or pledge agreement or similar agreement. Any such instalment receipt will evidence, among other things: (a) the fact that a first instalment payment has been made in respect of the Debt Securities represented thereby, and (b) the beneficial ownership of the Debt Securities represented by the instalment receipt, subject to a pledge of such Debt Securities securing the obligation to pay the balance outstanding under such Debt Securities on or prior to a certain date.
The terms on which a series of Debt Securities may be convertible into or exchangeable for Common Shares or other securities of the Corporation will be described in the applicable Prospectus Supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Corporation, and may include provisions pursuant to which the number of Common Shares or other securities to be received by the holders of such series of Debt Securities would be subject to adjustment.
To the extent any Debt Securities are convertible into Common Shares or other securities of the Corporation, prior to such conversion the holders of such Debt Securities will not have any of the rights of holders of the securities into which the Debt Securities are convertible, including the right to receive payments of dividends or the right to vote such underlying securities.
Unless otherwise indicated in an applicable Prospectus Supplement, our Debt Securities will be unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding and equally with other securities issued under the indenture. The Debt Securities will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries.
Our Board of Directors may establish the extent and manner, if any, to which payment on or in respect of a series of Debt Securities will be senior or will be subordinated to the prior payment of our other liabilities and obligations and whether the payment of principal, premium, if any, and interest, if any, will be guaranteed by any other person and the nature and priority of any security.
DESCRIPTION OF WARRANTS
General
This section describes the general terms that will apply to any Warrants for the purchase of Common Shares, or equity warrants, or for the purchase of Debt Securities, or debt warrants.
We may issue Warrants independently or together with other Securities, and Warrants sold with other Securities may be attached to or separate from the other Securities. Warrants will be issued under one or more warrant indentures or warrant agency agreements to be entered into by us and one or more banks or trust companies acting as warrant agent.
The Corporation will deliver an undertaking to the securities regulatory authority in each of the provinces of Canada, except the province of Québec, that it will not distribute Warrants that, according to the aforementioned terms as described in the applicable Prospectus Supplement for Warrants supplementing this Prospectus, are “novel” specified derivatives within the meaning of Canadian securities legislation, separately to any member of the public in Canada, unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless such Prospectus Supplement containing the specific terms of the Warrants to be distributed separately is first approved by or on behalf of the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada where the Warrants will be distributed.
This summary of some of the provisions of the Warrants is not complete. The statements made in this Prospectus relating to any warrant agreement and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant agreement. You should refer to the warrant indenture or warrant agency agreement relating to the specific Warrants being offered for the complete terms of the Warrants. A copy of any warrant indenture or warrant agency agreement relating to an offering or Warrants will be filed by us with the securities regulatory authorities in applicable Canadian offering jurisdictions and the United States after we have entered into it.
The applicable Prospectus Supplement relating to any Warrants that we offer will describe the particular terms of those Warrants and include specific terms relating to the offering.

Original purchasers of Warrants (if offered separately) will have a contractual right of rescission against us in respect of the exercise of such Warrant. The contractual right of rescission will entitle such original purchasers to receive, upon surrender of the underlying Securities acquired upon exercise of the Warrant, the total of the amount paid on original purchase of the Warrant and the amount paid upon exercise, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the exercise takes place within 180 days of the date of the purchase of the Warrant under the applicable Prospectus Supplement; and (ii) the right of rescission is exercised within 180 days of the date of purchase of the Warrant under the applicable Prospectus Supplement. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.
In an offering of Warrants, or other convertible securities, original purchasers are cautioned that the statutory right of action for damages for a misrepresentation contained in the Prospectus is limited, in certain provincial and territorial securities legislation, to the price at which the Warrants, or other convertible securities, are offered to the public under the prospectus offering. This means that, under the securities legislation of certain provinces and territories, if the purchaser pays additional amounts upon conversion, exchange or exercise of such securities, those amounts may not be recoverable under the statutory right of action for damages that applies in those provinces or territories. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for the particulars of these rights, or consult with a legal advisor.
Equity Warrants
The particular terms of each issue of equity warrants will be described in the applicable Prospectus Supplement. This description will include, where applicable:
•
the designation and aggregate number of equity warrants;

•
the price at which the equity warrants will be offered;

•
the currency or currencies in which the equity warrants will be offered;

•
the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•
the number of Common Shares that may be purchased upon exercise of each equity warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each equity warrant;

•
the terms of any provisions allowing or providing for adjustments in (i) the number and/or class of shares that may be purchased, (ii) the exercise price per share or (iii) the expiry of the equity warrants;

•
whether we will issue fractional shares;

•
whether we have applied to list the equity warrants or the underlying shares on a stock exchange;

•
the designation and terms of any Securities with which the equity warrants will be offered, if any, and the number of the equity warrants that will be offered with each security;

•
the date or dates, if any, on or after which the equity warrants and the related Securities will be transferable separately;

•
whether the equity warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•
material U.S. and Canadian federal income tax consequences of owning the equity warrants; and

•
any other material terms or conditions of the equity warrants.

Debt Warrants
The particular terms of each issue of debt warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

•
the designation and aggregate number of debt warrants;

•
the price at which the debt warrants will be offered;

•
the currency or currencies in which the debt warrants will be offered;

•
the designation and terms of any Securities with which the debt warrants are being offered, if any, and the number of the debt warrants that will be offered with each security;

•
the date or dates, if any, on or after which the debt warrants and the related Securities will be transferable separately;

•
the principal amount of Debt Securities that may be purchased upon exercise of each debt warrant and the price at which and currency or currencies in which that principal amount of Debt Securities may be purchased upon exercise of each debt warrant;

•
the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

•
the minimum or maximum amount of debt warrants that may be exercised at any one time;

•
whether the debt warrants will be subject to redemption, and, if so, the terms of such redemption provisions;

•
material U.S. and Canadian federal income tax consequences of owning the debt warrants; and

•
any other material terms or conditions of the debt warrants.

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the Securities subject to the warrants.
DESCRIPTION OF SUBSCRIPTION RECEIPTS
We may issue Subscription Receipts, which will entitle holders thereof to receive, upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants or any combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Corporation and an escrow agent (the “Escrow Agent”) that will be named in the relevant Prospectus Supplement. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. If underwriters or agents are used in the sale of any Subscription Receipts, one or more of such underwriters or agents may also be a party to the subscription agreement governing the Subscription Receipts sold to or through such underwriter or agent.
The following description sets forth certain general terms and provisions of Subscription Receipts that may be issued hereunder and is not intended to be complete. The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement. Prospective investors should refer to the Subscription Receipt Agreement relating to the specific Subscription Receipts being offered for the complete terms of the Subscription Receipts. We will file a copy of any Subscription Receipt Agreement relating to an offering of Subscription Receipts with the securities regulatory authorities in Canada and the United States after it has been entered into it.
General
The Prospectus Supplement and the Subscription Receipt Agreement for any Subscription Receipts that we may offer will describe the specific terms of the Subscription Receipts offered. This description may include, but may not be limited to, any of the following, if applicable:
•
the designation and aggregate number of Subscription Receipts being offered;

•
the price at which the Subscription Receipts will be offered;

•
the designation, number and terms of the Common Shares, Warrants or a combination thereof to be received by the holders of Subscription Receipts upon satisfaction of the release conditions, and any procedures that will result in the adjustment of those numbers;

•
the conditions (the “Release Conditions”) that must be met in order for holders of Subscription Receipts to receive, for no additional consideration, the Common Shares, Warrants or a combination thereof;

•
the procedures for the issuance and delivery of the Common Shares, Warrants or a combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;

•
whether any payments will be made to holders of Subscription Receipts upon delivery of the Common Shares, Warrants or a combination thereof upon satisfaction of the Release Conditions;

•
the identity of the Escrow Agent;

•
the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•
the terms and conditions pursuant to which the Escrow Agent will hold Common Shares, Warrants or a combination thereof pending satisfaction of the Release Conditions;

•
the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Corporation upon satisfaction of the Release Conditions;

•
if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commissions in connection with the sale of the Subscription Receipts;

•
procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price of their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•
any contractual right of rescission to be granted to initial purchasers of Subscription Receipts in the event that this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•
any entitlement of Skeena to purchase the Subscription Receipts in the open market by private agreement or otherwise;

•
whether we will issue the Subscription Receipts as global securities and, if so, the identity of the depository for the global securities;

•
whether we will issue the Subscription Receipts as bearer securities, as registered securities or both;

•
provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms of the Subscription Receipts, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares, Warrants or other Skeena securities, any other reorganization, amalgamation, merger or sale of all or substantially all of the Corporation’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

•
whether we will apply to list the Subscription Receipts on any exchange;

•
material U.S. and Canadian federal income tax consequences of owning the Subscription Receipts; and

•
any other material terms or conditions of the Subscription Receipts.

Original purchasers of Subscription Receipts will have a contractual right of rescission against us in respect of the conversion of the Subscription Receipt. The contractual right of rescission will entitle such original purchasers to receive the amount paid on original purchase of the Subscription Receipt upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion takes place within 180 days of the date of the purchase of the Subscription Receipt under this Prospectus; and (ii) the right of rescission is exercised within 180 days of the date of purchase of the Subscription Receipt under this Prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.
Rights of Holders of Subscription Receipts Prior to Satisfaction of Release Conditions
The holders of Subscription Receipts will not be, and will not have the rights of, shareholders of Skeena. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants or a combination thereof on exchange of their Subscription Receipts, plus any cash payments, all as provided for under the Subscription Receipt Agreement and only once the Release Conditions have been satisfied. If the Release Conditions are not satisfied, holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price thereof and all or a portion of the pro rata share of interest earned or income generated thereon, all as provided in the Subscription Receipt Agreement.
Escrow
The Subscription Receipt Agreement will provide that the Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Corporation (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts, plus their pro-rata entitlement to interest earned or income generated on such amount, if provided for in the Subscription Receipt Agreement, in accordance with the terms of the Subscription Receipt Agreement. Common Shares or Warrants may be held in escrow by the Escrow Agent and will be released to the holders of Subscription Receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.
Modifications
The Subscription Receipt Agreement will specify the terms upon which modifications and alterations to the Subscription Receipts issued thereunder may be made by way of a resolution of holders of Subscription Receipts at a meeting of such holders or consent in writing from such holders. The number of holders of Subscription Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.
The Subscription Receipt Agreement will also specify that we may amend any Subscription Receipt Agreement and the Subscription Receipts, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of the holder of outstanding Subscription Receipts or as otherwise specified in the Subscription Receipt Agreement.
DESCRIPTION OF UNITS
The Corporation may issue Units, which may consist of one or more Common Shares, Warrants or any combination of Securities as is specified in the relevant Prospectus Supplement. In addition, the relevant Prospectus Supplement relating to an offering of Units will describe all material terms of any Units offered, including, as applicable:
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the designation and aggregate number of Units being offered;

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the price at which the Units will be offered;

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the designation, number and terms of the Securities comprising the Units and any agreement governing the Units;

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the date or dates, if any, on or after which the Securities comprising the Units will be transferable separately;

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whether we will apply to list the Units on any exchange;

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material U.S. and Canadian income tax consequences of owning the Units, including, how the purchase price paid for the Units will be allocated among the securities comprising the Units; and

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any other material terms or conditions of the Units.

The foregoing summary of certain of the principal provisions of the Securities is a summary of anticipated terms and conditions only and is qualified in its entirety by the description in the applicable Prospectus Supplement under which any Securities are being offered.
EARNINGS COVERAGE RATIOS
Earnings coverage ratios will be provided as required by applicable securities laws in the applicable Prospectus Supplement(s) with respect to the issuance of Debt Securities having a maturity in excess of one year pursuant to this Prospectus.
PRIOR SALES
Prior sales will be provided as required in a Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.
MARKET FOR SHARES
Trading prices and volume will be provided as required in a Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.
CERTAIN INCOME TAX CONSIDERATIONS
The applicable Prospectus Supplement may describe certain general Canadian federal income tax consequences to an investor who is a non-resident of Canada or to an investor who is a resident of Canada of acquiring, owning and disposing of any of the Securities offered thereunder. The applicable Prospectus Supplement may also describe certain general U.S. federal income tax consequences of the acquisition, ownership and disposition of any of the Securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code of 1986), including, to the extent applicable, such general consequences relating to Debt Securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special items. Investors should read the general tax discussion in any Prospectus Supplement with respect to a particular offering and consult their own tax advisors with respect to their own particular circumstances.

RISK FACTORS
Investing in our Securities is speculative and involves a high degree of risk due to the nature of our business and the present stage of its development. The following risk factors, as well as risks currently unknown to us, could materially adversely affect our future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking information relating to the Corporation, or its business, property or financial results, each of which could cause purchasers of our Securities to lose part or all of their investment. The risks set out below are not the only risks we face; risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, results of operations and prospects. In addition to the other information contained in this Prospectus and the documents incorporated by reference herein, you should carefully consider the risks described below, as well as the risks described under the “Risk Factors” section of the AIF before purchasing the Securities.
Risks Related to our Business
Our business requires the successful construction and start-up of a mill and the permits to do so.
In recent years in Canada, it has become increasingly challenging to build a mine. Before having a prospect of profitable operations, the Corporation’s current business plan involves identifying the sources of sufficient capital to fund the construction and start-up, obtaining a positive construction decision from the Corporation’s Board of Directors, successful construction of a mill and the start of mining and milling operations.
Many permits and authorizations must be obtained in order to successfully execute this plan, and each permit or authorization may not be granted on a timely basis, or may not be granted at all. Obtaining permits may become more onerous as a result of changes to political parties in power at the federal, provincial and local level, including changes within First Nations leadership. Certain non-governmental organizations actively seek to delay the granting of mining permits, or challenge them after they have been granted. In addition, there is an increasing sensitivity to the handling and storage of mine waste tailings. The Corporation is committed to actively engaging with and consulting relevant First Nations groups, some of whom may not be supportive of mining development in their traditional territory, and who may seek to temporarily delay or permanently prevent the development of the mine. Delays in construction typically cause costs to increase.
The start-up and integration of all of the systems in a mill facility is a complicated undertaking. In addition, models of mineralization may not be accurate. Metallurgy can also vary throughout the ore body causing challenges in extracting and concentrating sufficient metal, especially during the start-up period. Delays in achieving commercial production during the start-up period result in delayed revenues.
Because the Corporation does not have positive operating cash flow, where revenue delays or cost overruns are significant, the Corporation may be forced to raise additional capital in order to achieve commercial production. Financial markets typically adjust a company’s valuation downward when a company is forced to raise additional capital during construction in order to achieve commercial production. In extreme cases, the Corporation may be unable to raise additional capital which may result in equity becoming valueless and the loss of an investor’s entire investment.
Our business may be affected by global economic conditions.
In recent years, global financial markets have been characterized by extreme volatility impacting many industries, including the mining industry. Global financial conditions remain subject to sudden and rapid destabilizations in response to economic shocks, including rising inflation, related government interventions, and global supply-chain disruption. A sudden or prolonged slowdown in the financial markets or other economic conditions, including but not limited to, fuel and energy costs, consumer spending, employment rates, business conditions, inflation, consumer debt levels, lack of available credit, the state of the financial markets, rising interest rates and tax rates, may adversely affect the Corporation’s growth and potential future profitability. The current inflationary economic environment, should it persist, could result in increased costs and reduced purchasing power for the Corporation, which may have an adverse impact on the Corporation and its financial condition.
Future economic shocks may be precipitated by a number of causes, including, but not limited to, a rise in the price of oil and other commodities, the volatility of metal prices, rising inflation and interest rates, geopolitical instability, war, invasions or other armed conflicts, terrorism, pandemics, epidemics or other health concerns, the devaluation and volatility of global stock markets and natural disasters. Any sudden or rapid destabilization of global economic conditions could impact the Corporation’s ability to obtain equity or debt financing in the future on terms favourable to the Corporation or at all. In such an event, the Corporation’s operations and financial condition could be adversely impacted.
The Corporation has a negative operating cash flow and may continue to have a negative operating cash flow for the foreseeable future.
The Corporation is an exploration and evaluation stage company in respect to its mineral property interests and has not generated cash flow from operations. The Corporation is devoting significant resources to the development of its properties, however there can be no assurance that it will generate positive cash flow from operations in the future. The Corporation currently has negative cash flow from operating activities and expects to continue to incur negative operating cash flow and losses until such time as it achieves commercial production.
Indigenous Rights and UNDRIP
The Corporation operates and conducts exploration on properties which are subject to asserted Aboriginal rights and title. The Corporation is committed to engaging with rights-holding Indigenous Groups about any potential impact of its activities on such rights so as to avoid or mitigate such impacts, which may result in delays or changes to exploration or mineral development activities.
In addition, the Government of British Columbia has adopted the Declaration on the Rights of Indigenous Peoples Act (2019) (“DRIPA”) to implement the United Nations Declaration on the Rights of Indigenous Peoples (“UNDRIP”) in British Columbia. The legislation commits to a systematic review of the province’s laws for alignment with UNDRIP principles, while also encouraging new agreements with Indigenous Groups that are intended to address outstanding governance questions around the nature of Indigenous rights and title interests in British Columbia. On June 6, 2022, the Province of British Columbia entered into a consent-based decision-making agreement under section 7 of DRIPA with the Tahltan Central Government (the “TCG”) with respect to the Eskay Creek Project. The agreement requires that the statutory power of a decision on the Eskay Creek Project under the Environmental Assessment Act (BC) either (a) would be exercised jointly by the Province of British Columbia and TCG; or (b) could only be exercised by the Province of British Columbia if the prior informed consent of the TCG has been obtained. While there remain significant risks to the Eskay Creek Project if the TCG’s consent is not obtained, the agreement provides greater certainty and framework for the environmental assessment of the Eskay Creek Project, and will further strengthen Skeena’s relationship with the Tahltan Nation and the Nation’s support for the Eskay Creek Project.
Risks Related to Our Securities
We will have broad discretion in the use of the net proceeds.
While detailed information regarding the use of proceeds from the sale of our securities will be described in the applicable Prospectus Supplement, we retain broad discretion over the use of the net proceeds from a prospectus offering. The Corporation has identified certain forward-looking plans and objectives for the proceeds, but the Corporation’s ability to achieve such plans and objectives could change as a result of a number of internal and external factors, such as continued or new impacts of COVID-19 on society and the Corporation’s operations, the impact that results from continued exploration and evaluation activities may have on the Corporation’s future evaluation and development plans and anticipated costs and timelines, access to sufficient capital and resources and the indirect impacts of the invasion of Ukraine. Because of the number and variability of factors that will determine our use of such proceeds, the Corporation’s ultimate use might vary substantially from its planned use. You may not agree with how the Corporation allocates or spends the proceeds from the sale of the Securities. The Corporation may pursue acquisitions, collaborations or other opportunities that do not result in an increase in the market value of the Corporation’s securities, including the market value of the Common Shares, and that may result in or increase the Corporation’s losses from operations.

Investors may lose their entire investment.
An investment in Securities is speculative and may result in the loss of an investor’s entire investment. Only potential investors who are experienced in high risk investments and who can afford to lose their entire investment should consider an investment in the Corporation.
Future sales or issuances of debt or equity securities could decrease the value of any existing Common Shares, dilute investors’ voting power and reduce our earnings per share.
We are authorized to issue an unlimited number of Common Shares. We may sell additional equity securities (including through the sale of securities convertible into Common Shares) and may issue additional debt or equity securities to finance our operations, exploration, development, acquisitions or other projects. However, we cannot predict the size of future sales and issuances of debt or equity securities or the effect, if any, that future sales and issuances of debt or equity securities will have on the market price of the Common Shares. Sales or issuances of a substantial number of equity securities, or the perception that such sales could occur, may adversely affect prevailing market prices for the Common Shares. With any additional sale or issuance of equity securities, investors will suffer dilution of their voting power and may experience dilution of our anticipated eventual earnings per share.
Additional issuances of Securities may involve the issuance of a significant number of our Common Shares at prices less than the current market price for the Common Shares. Any transaction involving the issuance of previously authorized but unissued Common Shares, or securities convertible into Common Shares, would result in dilution, possibly substantial, to security holders. Sales of substantial amounts of Securities by us or our existing shareholders, or the availability of such securities for sale, could adversely affect the prevailing market prices for Securities and, in the case of sales of Securities from treasury, dilute investors’ earnings per share. Sales of our Common Shares by shareholders might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. Exercises of presently outstanding share options, Warrants or settlement of incentive shares in Common Shares may also result in dilution to security holders. A decline in the market prices of our securities could impair our ability to raise additional capital through the sale of Securities should we desire to do so.
Our Common Shares are subject to various factors that have historically made share prices volatile.
The market price of our Common Shares may be subject to large fluctuations, which may result in losses to investors.
The market price of securities of the Corporation have experienced wide fluctuations which may not necessarily be related to the financial condition, operating performance, underlying asset values or prospects of Skeena. These factors include macroeconomic developments in North America and globally, market perceptions of the attractiveness of particular industries and volatile trading due to unpredictable general market or trading sentiments.
The market price of the Common Shares is also likely to increase or decrease in response to a number of events and factors, including: our operating performance and the performance of competitors and other similar companies; volatility in metal prices; the arrival or departure of key personnel; the number of Common Shares to be publicly traded after an offering pursuant to any Prospectus Supplement; the public’s reaction to our press releases, material change reports, other public announcements and our filings with the various securities regulatory authorities; changes in earnings estimates or recommendations by research analysts who track the Common Shares or the shares of other companies in the resource sector; changes in general economic and/or political conditions; acquisitions, strategic alliances or joint ventures involving us or our competitors; and the factors listed under the heading “Cautionary Note Regarding Forward-Looking Information”.
The market price of the Common Shares may be affected by many other variables which are not directly related to our success and are, therefore, not within our control, including other developments that affect the market for all resource sector securities, the breadth of the public market for the Common Shares and the attractiveness of alternative investments.
Financial markets have recently experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of companies and that have often been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the Common Shares may decline even if the Corporation’s operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue, the Corporation’s operations could be adversely impacted, and the trading price of the Common Shares may be materially adversely affected.
The market price of the Common Shares could decline as a result of future issuances or sales of the Corporation’s securities, which could result in insufficient liquidity.
The market price of the Common Shares could decline as a result of issuances of securities by the Corporation or sales by its existing shareholders of Common Shares in the market, or the perception that these sales could occur. The issuance of Common Shares upon the exercise of the Corporation’s outstanding stock options may also reduce the market price of the Common Shares. Additional Common Shares and stock options may be issued in the future. A decrease in the market price of the Common Shares could adversely affect the liquidity of the Common Shares on the TSX and NYSE. The Corporation’s shareholders may be unable, as a result, to sell significant quantities of the Common Shares into the public trading markets. The Corporation may not, as a result, have sufficient liquidity to meet the continued listing requirements of the TSX and the NYSE. Sales of the Common Shares by shareholders might also make it more difficult for the Corporation to sell equity or debt securities at a time and price that it deems appropriate, which may have a material adverse effect on the Corporation’s business, financial conditions and results of operations.
U.S. investors may find it difficult to enforce U.S. judgments against the Corporation.
The Corporation is incorporated under the laws of British Columbia, Canada and the majority of the Corporation’s directors and officers are not residents of the United States. Because all or a substantial portion of the Corporation’s assets and the assets of these persons are located outside of the United States, it may be difficult for U.S. investors to effect service of process within the United States upon the Corporation or upon such persons who are not residents of the United States, or to realize in the United States upon judgments of U.S. courts predicated upon civil liabilities under U.S. securities laws. A judgment of a U.S. court predicated solely upon such civil liabilities may be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of such persons or the Corporation predicated solely upon such civil liabilities.
If the Corporation is characterized as a passive foreign investment company, U.S. holders may be subject to adverse U.S. federal income tax consequences.
Prospective U.S. investors should be aware that they could be subject to certain adverse U.S. federal income tax consequences in the event that the Corporation is classified as a “passive foreign investment company” (or a “PFIC”) for U.S. federal income tax purposes. The determination of whether a corporation is a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and the determination will depend on the composition of the corporation’s income, expenses and assets from time to time and the nature of the activities performed by the corporation’s officers and employees. The Corporation believes that it likely has been classified as a PFIC for prior taxable years and likely will continue to be classified as a PFIC for the current taxable year and the foreseeable future. Prospective investors should consult their own tax advisors regarding the likelihood and consequences of the Corporation being treated as a PFIC for U.S. federal income tax purposes, including the advisability of making certain elections that may mitigate certain possible adverse U.S. federal income tax consequences that may result in an inclusion in gross income without receipt of such income.
The Corporation has never paid, and does not currently anticipate paying, dividends.
The Corporation has not paid any dividends on the Common Shares since incorporation and does not anticipate paying dividends in the immediate future. The payment of future dividends, if any, will be reviewed periodically by the Board of Directors and will depend upon, among other things, conditions then existing including earnings, financial conditions, cash on hand, financial requirements to fund its commercial activities, development and growth, and other factors that the Board of Directors may consider appropriate in the circumstances.
As a foreign private issuer, we are subject to different U.S. securities laws and rules than a domestic U.S. issuer, which may limit the information publicly available to our shareholders.
We are a “foreign private issuer”, as such term is defined in Rule 405 under the U.S. Securities Act, and not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the U.S. Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. As a result, we do not file the same reports that a U.S. domestic issuer would file with the SEC, although we are required to file or furnish to the SEC the continuous disclosure documents that we are required to file in Canada under Canadian securities laws. In addition, our officers, directors, and principal shareholders are exempt from the reporting and “short swing” profit recovery provisions of Section 16 of the U.S. Exchange Act. Therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell shares, as the reporting deadlines under the corresponding Canadian insider reporting requirements are longer.
As a foreign private issuer, we are exempt from the rules and regulations under the U.S. Exchange Act related to the furnishing and content of proxy statements. We are also exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While we will comply with the corresponding requirements relating to proxy statements and disclosure of material non-public information under Canadian securities laws, these requirements differ from those under the U.S. Exchange Act and Regulation FD and shareholders should not expect to receive the same information at the same time as such information is provided by U.S. domestic companies. In addition, we are not required under the U.S. Exchange Act to file annual or quarterly reports with the SEC as promptly as U.S. domestic companies whose securities are registered under the U.S. Exchange Act.
In addition, as a foreign private issuer, we have the option to follow certain Canadian corporate governance practices, except to the extent that such laws would be contrary to U.S. securities laws, and provided that we disclose the requirements we are not following and describe the Canadian practices we follow instead. We currently rely on this exemption with respect to requirements regarding the quorum for any meeting of our shareholders. We may in the future elect to follow home country practices in Canada with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of U.S. domestic companies that are subject to all U.S. corporate governance requirements.
There is currently no market through which the Securities, other than the Common Shares, may be sold.
Other than for Common Shares, there is no market through which the Securities may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus and any Prospectus Supplement. There can be no assurance that an active trading market will develop for Debt Securities, Warrants, Subscription Receipts or Units after an offering or, if developed, that such market will be sustained. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Securities, and the extent of issuer regulation.
The public offering prices of the Securities may be determined by negotiation between Skeena and underwriters, dealers, agents or other purchasers based on several factors and may bear no relationship to the prices at which the Securities will trade in the public market subsequent to such offering, if any public market develops. See “Plan of Distribution”.
Public companies are subject to securities class action litigation risk.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If the Corporation faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could materially harm its business.
If securities or industry analysts do not publish research or publish inaccurate or unfavourable research about the Corporation’s business, the price and trading volume of the Common Shares could decline.
The trading market for the Common Shares will depend on the research and reports that securities or industry analysts publish about the Corporation and its business. The Corporation does not have any control over these analysts. The Corporation cannot assure that analysts will cover it or provide accurate or favourable coverage. If one or more of the analysts who cover the Corporation downgrade its stock or change their opinion of the Common Shares, the price of Common Shares would likely decline. If one or more of these analysts cease coverage of the Corporation or fail to regularly publish reports, the Corporation could lose visibility in the financial markets, which could cause the price and trading volume of the Common Shares to decline.
The Debt Securities will be unsecured and will rank equally in right of payment with all of our other future unsecured debt.
Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be unsecured and will rank equally in right of payment with all of our other existing and future unsecured debt. The Debt Securities will be effectively subordinated to all of our existing and future secured debt to the extent of the assets securing such debt. If we are involved in any bankruptcy, dissolution, liquidation or reorganization, the secured debt holders would, to the extent of the value of the assets securing the secured debt, be paid before the holders of unsecured debt securities, including the Debt Securities. In that event, a holder of Debt Securities may not be able to recover any principal or interest due to it under the Debt Securities. See “Description of Debt Securities”.
AGENT FOR SERVICE OF PROCESS
Certain directors of the Corporation, namely Walter Coles Jr., Executive Chairman and Greg Beard, Director, reside outside of Canada. Each has appointed the following agent for service of process in Canada:
Name of Person	Name and Address of Agent
Walter Coles Jr. and Greg Beard	Blakes Vancouver Services Inc. c/o Blake, Cassels & Graydon LLP Suite 2600, 595 Burrard Street Vancouver, British Columbia, V7X 1L3, Canada
Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.
LEGAL MATTERS
Certain legal matters related to the Securities offered by this Prospectus will be passed upon on behalf of the Corporation by Blake, Cassels & Graydon LLP, with respect to matters of Canadian law, and Skadden, Arps, Slate, Meagher & Flom LLP, with respect to matters of United States law. As of the date of this Prospectus, the partners and associates of Blake, Cassels & Graydon LLP as a group beneficially own, directly or indirectly, less than 1% of the issued and outstanding securities of the Corporation. In addition, certain legal matters in connection with any offering of Securities may be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents.
INTEREST OF EXPERTS
Certain technical information relating to the Eskay Creek Project contained within this Prospectus or incorporated by reference in this Prospectus is based on the Eskay Creek Technical Report prepared or certified by Kevin Murray, P. Eng., Ausenco Engineering; Mohammad Ali Hooshiar Fard, P. Eng., Ausenco Engineering; Peter Mehrfert, P.Eng., Ausenco Engineering, Gerry Papini, P. Geo., Ausenco Sustainability; Davood Hasanloo, MASc, P. Eng., Ausenco Sustainability; Sheila Ulansky, P. Geo., SRK; Rolf Schmitt, P. Geo., ERM; Willie Hamilton, P. Eng., AGP; Ian Stilwell, P.Eng., BGC; and Catherine Schmid, P.Eng., BGC.
All other scientific and technical information in this Prospectus Supplement, and in the AIF and the Annual MD&A which are incorporated by reference herein, has been reviewed and approved by Paul Geddes, Senior Vice President, Exploration & Resource Development, who is an employee of the Corporation and who is a “qualified person” for the purposes of NI 43-101.

As at the date of this Prospectus, to the best knowledge of the Corporation, the aforementioned persons, collectively, held less than 1% of the securities of the Corporation when they prepared or certified a report, valuation, statement or opinion, as applicable, referred to above and as at the date of this Prospectus, and they did not receive any direct or indirect interest in any securities of the Corporation or of any associate or affiliate of the Corporation in connection with the preparation or certification of such report, valuation, statement or opinion, as applicable.
As at the date of this Prospectus, other than Paul Geddes, Senior Vice President, Exploration & Resource Development, none of the aforementioned persons is or is currently expected to be elected, appointed or employed as a director, officer or employee of Skeena or of any associate or affiliate of Skeena.
AUDITORS, TRANSFER AGENT AND REGISTRAR
The current auditor of the Corporation is KPMG LLP, Chartered Professional Accountants, having an address at Suite 1100, 777 Dunsmuir Street, PO Box 10426 Pacific Centre, Vancouver, British Columbia, Canada, V7Y 1K3.
As further described in notices filed or furnished on SEDAR and EDGAR on January 12 and 13, 2022, respectively, Skeena appointed KPMG LLP as its new auditor effective January 6, 2022. On June 22, 2022, KPMG LLP was appointed as auditor for the ensuing year at the annual general meeting of Skeena’s shareholders. KPMG LLP have confirmed with respect to the Corporation that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation and also that they are independent accountants with respect to Skeena under all relevant U.S. professional and regulatory standards.
The former auditor of the Corporation (in respect of the audited annual consolidated financial statements of the Corporation as at and for the years ended December 31, 2020 and 2019) was Grant Thornton LLP, Chartered Professional Accountants, with offices at Suite 1600, 333 Seymour Street, Vancouver, British Columbia, V6B 0A4. The former independent auditor of the Corporation, Grant Thornton LLP, Chartered Professional Accountants, has informed the Corporation that, as of January 6, 2022, the date that Grant Thornton LLP, Chartered Professional Accountants, resigned as the independent auditor of the Corporation, it was independent with respect to the Corporation in the context of the CPA Code of Professional Conduct of the Chartered Professional Accountants of British Columbia.
As of the date of this Prospectus, the Corporation’s transfer agent and registrar is Computershare Investor Services Inc. at its offices in Vancouver, British Columbia.
WHERE YOU CAN FIND MORE INFORMATION
We are required to file with the securities commission or authority in each of the applicable provinces and territories of Canada annual and quarterly reports, material change reports and other information. In addition, we are subject to the informational requirements of the U.S. Exchange Act, and, in accordance with the U.S. Exchange Act, are also required to file reports with, and furnish other information to, the SEC. Under the MJDS, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those in the United States. As a foreign private issuer, we are exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.
You may read any document we file with or furnish to the securities commissions and authorities of the applicable provinces and territories of Canada through SEDAR and any document we file with, or furnish to, the SEC are electronically available on the SEC’s EDGAR website, and may be accessed at www.sec.gov. Please note that the SEC’s EDGAR website and the website containing Canadian securities regulatory filings are included in this Prospectus and any applicable Prospectus Supplement as inactive textual references only. The information contained on such websites is not incorporated by reference in this Prospectus and any applicable Prospectus Supplement and should not be considered part of this Prospectus or any applicable Prospectus Supplement, except as explicitly described in the section titled “Documents Incorporated by Reference”.
ENFORCEABILITY OF CIVIL LIABILITIES
We are a company incorporated under the BCBCA. A number of our directors and most of our officers and the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets may be, and a substantial portion of the Corporation’s assets are, located outside the United States. We have appointed an agent for service of process in the United States (as set forth below), but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. We have been advised that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States, would likely be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of the liability predicated solely upon U.S. federal securities laws.
We will file with the SEC, concurrently with our registration statement on Form F-10 of which this Prospectus forms a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed CT Corporation System, 28 Liberty Street, New York, New York 10005, as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a U.S. court arising out of or related to or concerning the offering of Securities under this Prospectus.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Indemnification of Directors and Officers
The Registrant (“we” or “us”) is subject to the provisions of the Business Corporations Act (British Columbia) (the “BCBCA”).
Under Section 160 of the BCBCA, an individual who:
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is or was a director or officer of the Registrant;

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is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of the Registrant, or at the request of the Registrant; or

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at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and including, subject to limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), may be indemnified by the Registrant against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an “eligible penalty”) in which, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) the eligible party is or may be joined as a party, or (b) the eligible party is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (“eligible proceeding”) to which the eligible party is or may be liable. Section 160 of the BCBCA also permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding.
Under Section 161 of the BCBCA, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.
Under Section 162 of the BCBCA and subject to Section 163 of the BCBCA, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately decided that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.
Under Section 163 of the BCBCA, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:
•
if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its articles;

•
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its articles;

•
if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

•
in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

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If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect to the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160, 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.
Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, do one or more of the following things:
•
order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•
order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•
order the enforcement of, or payment under, an agreement of indemnification entered into by the Registrant;

•
order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

•
make any other order the court considers appropriate.

Section 165 of the BCBCA provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation.
The foregoing description is qualified in its entirety by reference to the BCBCA.
Under the articles of the Registrant, subject to the provisions of the BCBCA, the Registrant must indemnify a director, former director or alternate director of the Registrant and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Registrant on the terms of the indemnity contained the Registrant’s articles.
Under the articles of the Registrant, subject to provisions of the BCBCA, the Registrant may agree to indemnify and may indemnify any person. The Registrant has entered into indemnity agreements with all of the Registrant’s directors and officers.
Pursuant to the articles of the Registrant, the failure of a director, alternate director or officer of the Registrant to comply with the BCBCA or the Registrant’s articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s articles.
Under the articles of the Registrant, the Registrant has purchased directors’ and officers’ liability insurance that, under certain circumstances, insures its directors and officers against the costs of defense, settlement, or payment of a judgment.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
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PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1.   Undertaking
The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, information relating to the securities registered pursuant to Form F-10 or to transactions in such securities.
Item 2.   Consent to Service of Process
Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the SEC a written irrevocable consent and power of attorney on Form F-X.
Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the SEC by amendment to the Form F-X referencing the file number of this Registration Statement.
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Exhibits
The following exhibits have been filed as part of the Registration Statement:
Exhibit No.	Description
4.1
The Annual Information Form of the Registrant dated March 31, 2022 for the year ended December 31, 2021 (incorporated by reference from the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2021, filed with the Commission on March 31, 2022).

4.2
The audited annual consolidated financial statements of the Registrant at and for the years ended December 31, 2021 and 2020, together with the notes thereto and the independent auditors’ reports thereon (incorporated by reference from the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2021, filed with the Commission on March 31, 2022).

4.3
The management’s discussion and analysis of financial condition and results of operations of the Registrant as at and for the year ended December 31, 2021 (incorporated by reference from the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2021, filed with the Commission on March 31, 2022).

4.4
The unaudited condensed interim consolidated financial statements of the Registrant as at September 30, 2022 and for the three and nine months ended September 30, 2022 and 2021, together with the notes thereto (incorporated by reference from Exhibit 99.1 to the Registrant’s Report on Form 6-K, furnished to the Commission on November 14, 2022).

4.5
The management’s discussion and analysis of financial condition and results of operations of the Registrant for the three and nine months ended September 30, 2022 (incorporated by reference from Exhibit 99.2 to the Registrant’s Report on Form 6-K, furnished to the Commission on November 14, 2022).

4.6
The management information circular of the Registrant dated May 19, 2022 in connection with the annual meeting of shareholders of the Registrant held on June 22, 2022 (incorporated by reference from Exhibit 99.2 to the Registrant’s Report on Form 6-K, furnished to the Commission on May 26, 2022).

4.7
The material change report of the Registrant dated September 9, 2022 (incorporated by reference from Exhibit 99.1 to the Registrant’s Report on Form 6-K, furnished to the Commission on September 13, 2022).

4.8
The material change report of the Registrant dated September 26, 2022 (incorporated by reference from Exhibit 99.1 to the Registrant’s Report on Form 6-K, furnished to the Commission on September 26, 2022).

4.9
The material change report of the Registrant dated September 29, 2022 (incorporated by reference from Exhibit 99.1 to the Registrant’s Report on Form 6-K, furnished to the Commission on September 29, 2022).

4.10	The material change report of the Registrant dated January 6, 2023 (incorporated by reference from Exhibit 99.1 to the Registrant’s Report on Form 6-K, furnished to the Commission on January 9, 2023).
4.11
The material change report of the Registrant dated January 11, 2023 (incorporated by reference from Exhibit 99.1 to the Registrant’s Report on Form 6-K, furnished to the Commission on January 11, 2023).

4.12
The technical report titled “Eskay Creek Project NI 43-101 Technical Report and Feasibility Study — British Columbia, Canada” with an effective date of September 6, 2022 and an amended and restated report date of September 19, 2022 (incorporated by reference from Exhibit 99.1 to the Registrant’s Report on Form 6-K, furnished to the Commission on September 21, 2022).

5.1	Consent of Grant Thornton LLP
5.2	Consent of KPMG LLP
5.3	Consent of SRK Consulting (Canada) Inc.
5.4	Consent of AGP Mining Consultants Inc. (Canada)
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Exhibit No.	Description
5.5	Consent of ERM Consultants Canada Ltd.
5.6	Consent of BGC Engineering Inc.
5.7	Consent of Gerry Papini
5.8	Consent of Kevin Murray
5.9	Consent of Mohammad Ali Hooshiar Fard
5.10	Consent of Ausenco Sustainability Inc.
5.11	Consent of Peter Mehrfert
5.12	Consent of Paul Geddes
6.1	Powers of Attorney (included in Part III of this Registration Statement)
7.1	Form of Indenture
107	Filing Fee Table
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SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on January 31, 2023.
SKEENA RESOURCES LTD.
By:
/s/ Andrew MacRitchie

Name:
Andrew MacRitchie

Title:
Chief Financial Officer .

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POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Randy Reichert and Andrew MacRitchie, and each of them, with full power to act without the other, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post effective amendments, and supplements to this Registration Statement on Form F-10, and registration statements filed pursuant to Rule 429 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Randy Reichert Randy Reichert	Chief Executive Officer and Director (Principal Executive Officer)	January 31, 2023
/s/ Andrew MacRitchie Andrew MacRitchie	Chief Financial Officer (Principal Financial and Accounting Officer)	January 31, 2023
/s/ Walter Coles Jr. Walter Coles Jr.	Director and Executive Chairman of the Board of Directors	January 31, 2023
/s/ Suki Gill Suki Gill	Director	January 31, 2023
/s/ Greg Beard Greg Beard	Director	January 31, 2023
/s/ Craig Parry Craig Parry	Director	January 31, 2023
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AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act, this Registration Statement on Form F-10 has been signed by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on January 31, 2023.
C T CORPORATION SYSTEM
(Authorized Representative in the United States)
By:
/s/ Donna Peterson-Riggs

Name:
Donna Peterson-Riggs

Title:
Assistant Secretary

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